UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES

OF SMALL BUSINESS ISSUERS

Under Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

PrimeCare Systems, Inc.

(Name of Small Business Issuer in its Charter)

Delaware

54-1707928

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification No.)

  56 Harrison Street, Suite 501, New Rochelle, New York

        10801

(Address of Principal Executive Offices)

          (Zip code)

(914) 576-8457
(Issuer’s Telephone Number)

Securities to be registered under Section 12(b) of the Act:

Title of Each Class to be so Registered None	Name of Each Exchange on Which Each Class is to be Registered None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 Par Value

TABLE OF CONTENTS

PART I

Page

ITEM 1.

DESCRIPTION OF BUSINESS

2

ITEM 2.

MANAGEMENT’S DISCUSSION AND ANALYSIS

12

ITEM 3.

DESCRIPTION OF PROPERTY

15

ITEM 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

15

ITEM 5.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL

PERSONS

16

ITEM 6.

EXECUTIVE COMPENSATION

17

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

19

ITEM 8.

DESCRIPTION OF SECURITIES

20

PART II

ITEM 1.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

22

ITEM 2.

LEGAL PROCEEDINGS

23

ITEM 3.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS

23

ITEM 4.

RECENT SALES OF UNREGISTERED SECURITIES

23

ITEM 5.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

24

PART F/S

ITEM 1.

FINANCIAL STATEMENTS AND EXHIBITS

24

PART III

ITEM 1.

INDEX TO EXHIBITS

41

FORWARD-LOOKING STATEMENTS

This registration statement contains statements that constitute "forward-looking statements." These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology like "believes," "anticipates," "expects," "estimates," or similar terms. These statements appear in a number of places in this registration statement and include statements regarding our intent, belief or current expectations and those of our directors or officers with respect to, among other things:(I) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, and (iii) our financing plans. You are cautioned that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Factors that could adversely affect actual results and performance include, among others, the effect of tourism levels on our business, the rising price of insurance, government regulation, and technological change and competition. The accompanying information contained in this registration statement, including, without limitation, the information set forth under the heading "Risk Factors" and "Business" identifies important additional factors that could materially adversely affect actual results and performance. You are urged to carefully consider these factors. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

PART I

ITEM 1. DESCRIPTION OF BUSINESS.

Background

We were incorporated in Delaware on May 2, 1994, and were acquired for stock by OCG Technology, Inc. (“OCGT”), a publically traded company, as of May 16, 1994, and continued to be a wholly owned subsidiary of OCGT until December 31, 2005, when we were spun-off, as a dividend, as a condition of a share purchase agreement.  We have two business segments: (a) we created, own, maintain, and market a computerized patient record (“CPR”) also known as an electronic medical record (“EMR”) and related Web sites; and (b) we created, maintain and market fitness videos and DVDs and other related products, on a shopping cart, on the Web site, known as www.DeniseAustin.com.

The EMR is known as the PrimeCare™ Patient Management System, Version Nine (“PrimeCare™ Version Nine") which includes the CodeComplier™, and the related Web sites containing secure Internet enhanced, and targeted components of the PrimeCare System, are known as www.PrimeCareOnTheWeb.com, www.YourOwnHealth.com; and www.YourOwnDoctor.com.

Our research and development facility and home of our Web sites are located at 610 Thimble Shoals Boulevard, Newport News, VA 23606.

Our principal executive office is located at 56 Harrison Street, New Rochelle, New York 10801.

The Emr Products:

PrimeCare™ Version Nine:

PrimeCare Version Nine is a complete, ground-up redesign and re-write of the Company’s initial electronic medical record (“EMR”).  The overall system architecture has been changed to simplify deployment and increase security; the supporting data base structures have been enhanced; the client interface has been redesigned to more accurately reflect the operational needs of the end-users; user installation has been greatly simplified; and end-user hardware costs dramatically reduced.

PrimeCare Version Nine's overall system architecture incorporates a robust three-tier client-provider-relational database management system (“RDBMS”) design, structured to support geographically separated tiers. The client (end-user) tier of PrimeCare Version Nine connects with the middle or provider tier via secure Internet communications.  The provider tier, in turn, connects with the data base tier, thereby isolating and protecting the data base and protecting the patients’ medical data from uncontrolled exposure on the internet. The provider and data base tiers are designed to support multiple, distinct clients simultaneously. The client application has been designed to allow easy internationalization and localization (easy adaptation to local currency, date and time conventions).

The supporting databases have been redesigned to remove unnecessary redundancies, including a major redesign of the patient/physician encounter Questionnaires.  Provisions have been added for support of an unlimited number of alternative languages. Currently, language support is offered in English and Spanish, which was substantially completed during September, 2005.  The terms of a recently signed license agreement provides for the licensee to pay for development of a Portuguese version.  The addition of both French, and Simplified Chinese have been started, but will not be completed in the near future. Italian, German, Korean, Japanese have been identified as candidates for translation as well.

PrimeCare™ Version Nine is a Windows™ application.  The client tier will run on Windows 98SE or any later Windows desktop operating system, such as Windows 2000, Windows NT, or Windows XP.  It will not run on Unix or Linux.  The server (provider tier) and data base tiers of PrimeCare™ Version Nine is hosted on redundant Windows 2000 or Windows XP servers with appropriate backup, and standby support.

As a three-tier application, PrimeCare Version Nine requires only the client tier application to be installed at the end-user location (the health care provider’s facility).  Although the client (end-user) tier uses the Internet to communicate with the provider tier, it is not a browser-based application, thereby eliminating the many compatibility and security issues involved in supporting multiple browser configurations. The PrimeCare Version Nine client is a specially written front-end application, designed to be downloaded by the client via a web connection, and then installed at the client’s location using normal Windows installation procedures.

The three-tier architecture of PrimeCare Version Nine provides many advantages, including easy client installation; reduced on-site hardware and support requirements; enhanced data security; and maximum flexibility.  PrimeCare Version Nine's reduced installation and maintenance costs and its flexibility enables it to be adapted to a wide variety of health care organizational uses, including national and local health care systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, clinics, group practices and solo practitioners.

The PrimeCare Version Nine system can support multiple reimbursement models, including free demo, no-charge use, sponsored use, flat fee, periodic (monthly / annual) fee, activity based fees, and option-based fees.

Beyond simply being a user friendly, patient management system that is patient, physician and staff, interactive, the  PrimeCare Version Nine system: (I) is Health Insurance Portability Accountability Act (“HIPAA”) compliant; (ii) collectively contains over 100,000 complaint and disease state questions, over 2,000 diagnoses, over 675 physician reference articles, over 300 patient education articles; (iii) does not require the patient to have computer or typing skills; (iv) enables the physician to obtain their patients’ detailed History of Present Illness (“HPI”) by having the patient answer the Questionnaires without requiring physician or staff presence; (v) allows the physician to interact directly with PrimeCare Version Nine to select and document the normal and abnormal physical findings, assessments, tests, prescriptions and treatment plan for the patient; (vi) provides automatic (real time) calculation of the Centers for Medicare & Medicaid Services (formerly, Health Care Financing Administration) mandated Evaluation and Management (“E&M”) code, with a full audit trail, used for determining the reimbursement level by Medicare, health insurance  providers and other third party payers for the office visit;  (vii) creates significant clinical and patient databases for outcomes research.

When the patient arrives at, or telephones, the doctor’s office, a staff member selects an appropriate Questionnaire or questionnaires, based upon the patient’s chief complaint and/or symptoms, and if the patient is at the doctor’s office, takes and enters the patient’s vital signs. The patient at the doctor’s office is then seated at a computer, (or if at home or in their office, then via the Internet)  answers complaint-specific questions contained in the Questionnaire, by using either the keyboard number keys or “mouse”, to indicate the appropriate answers that apply to that patient’s problem.  No typing or computer skills are required. When the patient completes his or her Questionnaire(s), PrimeCare Version Nine prepares a Preliminary Report (the “Report”) for the physician to review before examining the patient.

This Report contains nurses notes, if any, the patient’s vital signs, along with, most importantly, the patient’s detailed HPI, which includes all of the positive and significant negative responses to the questions contained in the completed Questionnaire(s), plus an alphabetical list of diagnostic possibilities with the triggering patient responses annotated.  By freeing up the time physicians would normally have to spend asking patient history questions and recording responses, PrimeCare Version Nine permits physicians to see more patients and/or to spend more quality time with each patient.  PrimeCare Version Nine is also easy for physicians to understand and use. The same simple key stroke or “mouse” click process used by the patient allows the physician or appropriate staff member to select and document physical findings (normal and abnormal), assessments, tests, and treatment plan; to prescribe medications; to select patient education handout materials; and to specify follow-up instructions.

By automatically collecting and electronically storing the patient’s encounter documentation, a permanent, unalterable electronic record of the visit is generated, and the need for dictation and transcription, with their associated costs, is virtually eliminated. The physician or appropriate staff member can also enter additional comments that expands upon any answer selected by the patient in the Questionnaire, a physical finding, an assessment, a treatment plan, a prescription, or about any subject that may be appropriate.  At the conclusion of the encounter a final summary report of the visit that includes the patient’s HPI, physical findings, assessment, tests, prescriptions, treatment plan, patient educational materials and the scheduled follow-up visit, are stored electronically in the patient’s file.  A copy of the documentation can be printed for the patient to keep in his or her own personal medical record, a practice that has been shown to reduce the number of call backs from patients asking for clarification or repetition of the physician’s instructions to them, further reducing the time and cost burden of both physician and medical staff.

CodeComplier™:

We have also developed CodeComplier, an application software program used in conjunction with our PrimeCare Version Nine and PrimeCareOnTheWeb.  As each item of information is entered into and collected by PrimeCare during the patient encounter, the CodeComplier organizes the data in the proper classification and using the Centers for Medicare & Medicaid Services’ (CMS, formerly, HCFA) Documentation Guidelines, automatically calculates the Evaluation and Management (‘E&M”) code level, with full audit trail, used for determining the reimbursement level by Medicare and other third party payers for the History, Physical Findings and Decision Making sections of the office visit. It totally eliminates the time and effort that would otherwise be required by the physician or office personnel to complete this task. CodeComplier takes the guesswork out of E&M and third party payer compliance. CodeComplier is an integral part of PrimeCare Version Nine.

PrimeCareOnTheWeb.com (the “PCW Site”):

The PCW Site is a unique physician and patient interactive Site that: (I) uses PrimeCare Version Nine’s unique Questionnaires for diagnostic and follow-up office visits, physician reference articles, patient education material, and the  CodeComplier for real time calculation of E&M code; (ii) enables physicians to obtain their patient’s detailed HPI by having the patient answer Questionnaires via the Internet without requiring physician time; (iii) saves the physician and staff the time required to obtain the HPI, thus allowing them to give more attention to each patient and/or see more patients; (iv) produces an extremely comprehensive HPI that includes all of the “yes” answers, pertinent negatives and a list of the diagnostic possibilities with the answers repeated that support each diagnostic consideration; (v) is HIPAA compliant; (vi) protects all Internet communication and the confidentiality rights of every user through a unique user ID and password per Questionnaire to be answered and secure digital certificates (vii) encrypts all data for storage; (viii) enables creating a significant database for outcomes research; and (ix) automatically provides registered physicians individual Web sites on YourOwnDoctor.

YourOwnDoctor.com (the “YOD Site”):

The YOD Site is a web community created, owned, operated and maintained by the Company that: (I) provides free individual Web sites for physicians, physician groups, and other health care providers that register for PrimeCareOnTheWeb; (ii) enables physicians to promote their services through displaying credentials, including photos of each physician and staff in the office, listing specialties, office hours, directions, maps, phone numbers, e-mail addresses, and accepted insurance plans; (iii) provides useful links to other medical sites; (iv) provides a direct link from physician site to PCW that enables patient to access appropriate Questionnaire and complete; (v) provides direct link to YourOwnHealth for use by patients.

YourOwnHealth.com (the “YOH Site”):

The YOH Site is a unique, free online health and wellness site designed to empower health care consumers to be better prepared for their next visit to the doctor. The YOH Site offers: (1) the “Medical Interview” that: (I) enables visitors to securely and anonymously select and complete from approximately 104 of the 280 Questionnaires contained in PrimeCare Version Nine; (ii) generates and makes available to the visitor a detailed HPI report based upon their responses; (iii) permits the visitor to answer the Questionnaires in either English or Spanish; (iv) encrypts all medical data and uses digital certificates for Internet communication; (v) provides banner links to the YOD Site and www.DeniseAustin.com. (2) “YourOwnHealth Notebook”: (I) is a secure depository for storage of personal and family medical data for Registered Members; (ii) can be accessed only through the use of registered IDs and Passwords; (iii) encrypts all medical data and uses digital certificates from VeriSign for Internet communication; (iv) provides a convenient way to keep track of personal health issues such as allergies, immunizations, medications and others that can be kept and edited on designated lists; (v) allows the Member to save their completed HPI Questionnaire reports and to add personal notes and reminders to the record. (3) “YourOwnHealth Reference” provides extensive health care consumer education material relating to diseases, disease management, medical procedures and prescription and common over the counter medications, including drug interaction.

Sales and Marketing:

The principal markets for the PrimeCare Version Nine are health care providers, both national and local systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, ambulatory/outpatient medical facilities, group practices and individual practitioners (collectively, “Healthcare Providers”).  PrimeCare Version Nine is designed to support multiple reimbursement models, including free demo, no charge use, sponsored use, flat fee, periodic (monthly quarterly, semi-annual and annual) fee, activity based fees and option based fees.  The Company intends to license PrimeCare Version Nine to Healthcare Providers and to organizations that will sub-license the software to other Healthcare Providers.

Licensing Fees:  During the quarter ending September 30, 2005, we received our first revenues for PrimeCare™ Version Nine, when we entered into a ten year license agreement with a company based in Argentina.  The Medical Director of the Licensee, a prominent, highly regarded physician in Argentina, has been using PrimeCare™ Version Nine since November, 2004.  As part of the consideration for becoming the exclusive licensee within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay, the Licensee paid us $60,000 and has agreed to fund the translation and internationalization of PrimeCare™ Version Nine in both Spanish and Portuguese.  The Spanish version has been completed.  The Licensee will sub-license PrimeCare™ Version Nine to health care providers in the Mercosur and train them in its use.   In the event that the gross revenues derived by Licensee from sub licensing PrimeCare™ Version Nine, are less than two million five hundred thousand U.S. dollars (US$2,500,000) for the third year of the Term of the agreement, or any year thereafter, the Agreement will become non-exclusive for the balance of the term.  The License provides that the fee to be charged to a sub-licensee shall be not less than four US dollars (US$4) per annum, per patient of each sub-licensee, without regard to the number of patient uses of the software during that year, unless the Company agrees, in writing, to a lower fee.  The Licensee intends to begin installation and training of PrimeCare™ Version Nine shortly, and anticipates that by the third quarter of 2006, there will be a significant stream of revenues.

We have been pursuing other potential licensees.  One of which is the University of Iowa's Family Care Center (“IFCC’), part of the University of Iowa's Hospitals and Clinics.  Since October, 2005, we have been working closely with Doctors at the IFCC to enhance existing PrimeCare™Version Nine medical questionnaires and to develop new ones. The first project has been to create a comprehensive geriatrics assessment questionnaire for use in the IFCC Geriatric Care Clinic, as well as in other geriatric care facilities.  Two of their physicians have designed a geriatrics assessment that has been added to PrimeCare™Version Nine and is now available to anyone that uses the system.  In order to be used in the IFCC geriatrics clinic, PrimeCare™Version Nine was required to obtain approval to interface with the U of Iowa's own EMR. Approval was granted and the interface has been successfully completed.  Shortly, PrimeCare™Version Nine will commence to be used in the IFCC geriatrics clinic.

Advertising Fees:  Advertising revenues are dependant upon the number of visitors that use the Company’s Web sites.  The Company believes that the use of  PrimeCare™ Version Nine by licensees will increase awareness and use of the Company’s Web sites and thus result in increased advertising fees.

Outcomes Research.:  Potentially, we could receive fees or grants for conducting outcomes research for pharmaceutical companies, teaching hospitals, governmental agencies and  philanthropic organizations.  We anonymize, encrypt and store the data from both the completed diagnostic and follow-up Questionnaires. This ever-growing medical database can be analyzed in various ways to determine the effectiveness of treatment plans, medications, etc.

Competition:

PrimeCare™Version Nine creates an electronic medical record documenting the patient-physician encounter.  There are more than 200 EHR (electronic health records) on the market today, according to the “Fact Sheet”, of the Health Information Requests for Proposals, in the request for proposals of the Office of the National Coordinator for Health Information Technology of the Department of Health & Human Services, dated June 6, 2005, http://www.os.dhhs.gov/healthit/documents/RFPfactsheet.pdf.  To date, market penetration by both the Company and its competitors has been very small.   The consensus is that no more than 2% of U.S. doctors use diagnostic software, according to an article appearing in the May 23, 2005 edition of the Wall Street Journal entitled “Software for Symptoms”, which discusses the use of computers in medicine.  It points out that use of software can be cost prohibitive, time-consuming and cumbersome, and that there are concerns regarding computerized mistakes.  Based on this and other information, we do not believe that any competitor has a significant share of the market.

The article, “Software for Symptoms”, raises the question as to why  diagnostic software has not found more of a market, stating that  “Some doctors say it takes too much time to enter extensive patient data into some systems.” It then continues with, “If your HMO allows you 10 and a half minutes to see a patient how are you going to do this?” quoting David Goldmann,  a physician who serves as vice president and editor in chief of the Physicians’ Information and Education Resource, a guide to clinical care published by the American College of Physicians in Philadelphia.

However, unlike competitive EMRs or CPRs, PrimeCare™Version Nine can actually reduce the time needed to collect and organize the patient-physician encounter documentation.  PrimeCare™Version Nine achieves this goal in several ways.  In particular, PrimeCare™Version Nine incorporates an authoritative and comprehensive knowledge database of approximately 280 symptom and problem oriented patient questionnaires (“Questionnaires”) for diagnostic and follow-up office visits.  During an office visit, the patient responds to questions from appropriate Questionnaires, prior to being seen by the physician, and without requiring physician time or presence.  When the patient has completed his or her Questionnaire(s), a preliminary diagnostic report is generated for the physician to review prior to the face-to-face encounter with the patient.  This report contains all the patient’s “positive” answers, pertinent “negative” answers, and lists diagnostic possibilities triggered by the patient’s responses, in alphabetical order, together with those responses which gave rise to diagnostic consideration.

PrimeCare™Version Nine does not make any decisions.  It gathers, organizes,  and prepares information for the physician to review as an aid in making the correct diagnosis.  As the patient’s responses to interview questions are recorded, there are incorporated into the patient record, in real time, without additional effort required on the part of either physician or medical staff, and without requiring dictation and subsequent transcription.  This characteristic is more fully discussed below.

Competitive systems, on the other hand, generally require that the physician personally elicit the clinical information needed to make the diagnosis directly from the patient, mainly by verbally by asking the patient questions.  A physician may not ask every patient the same questions for the same symptoms or problems, nor will different physicians always ask the same questions for the same problem.  Once the information has been obtained, and frequently, after being recorded in temporary hand-written notes, the physician then enters the data acquired during the patient encounter into a system; in some cases, by typing the data directly into a computer program; and in others by selecting the physician’s diagnosis from a computer program, which then brings up on the computer, a list of symptoms relating to that diagnosis, from which the physician checks off the patient’s symptoms, on then entering the data into that patient’s record.

We believe that when the time savings and efficiencies of PrimeCare™Version Nine become more widely known, PrimeCare™Version Nine will make a significant penetration of the potential market.  The Company has not identified any competitive patient management system which embodies the patient-centric, self-administered medical interview feature of PrimeCare™Version Nine.

When the physician portion of the patient encounter commences, the physician reviews the PrimeCare™Version Nine preliminary report, examines the patient, determines a diagnosis, treatment, and follow-up plan.  The physician records his examination findings and the results of his medical decision-making by  using PrimeCare™Version Nine, which contains problem-appropriate selections of both abnormal and normal findings, relevant diagnoses, medications and other treatment options, as well as test, education, and follow-up selections.  The physician selects and prescribes medications, recording them all in the patient’s record by a click of the mouse or using the keyboard, all of which is done in real time.

Because the PrimeCare™Version Nine encounter reports the diagnostic possibilities, the physician is less apt to overlook or forget an uncommon or unusual diagnostic possibility.  PrimeCare™Version Nine makes a more complete record since it contains every question asked, every answer, and the list of associated diagnostic possibilities.  While competitive systems increase the physicians’ workload, PrimeCare™Version Nine reduces the paperwork burden imposed on the physician.  The patient can answer the PrimeCare™Version Nine Questionnaires in the physicians office, or via the Internet from work or home, prior to arriving at his or her appointment.

Government Regulation:

The Company is operating in the medical field, which is subject to extensive federal, state and local regulations. Neither the PrimeCare Version Nine, nor the CodeComplier require FDA filings or approval.  However, PrimeCare™ Version Nine must be, and is, compliant with the Health Insurance Portability Accountability Act (“HIPAA”) to enable physicians to use it.  HIPAA was enacted, in part, to establish national standards for electronic health care transactions and it addresses the security and privacy of health data during electronic data interchange.  However, there can be no assurance that new laws will not be passed, or current regulations changed, the enactment of which could negatively effect, or prohibit, the marketability of PrimeCare™ Version Nine.

The Fitness Segment:

Fitness Web Site:  We have marketing arrangements with www.DeniseAustin.com (“DeniseAustin.com”), currently our primary source of revenues.  We have entered into two agreements with the manager of the Web site.  Under one agreement, we provide and operate the “shopping cart” on the site and the second agreement retains us as the exclusive seller of Denise Austin videos and DVDs on the site.  The Manager markets and promotes the site.  The fitness and wellness Web site known as www.DeniseAustin.com features Denise Austin, a nationally known fitness expert, who has had a daily fitness show on television for over 15 years. Our shopping cart sells a variety of Denise Austin products on the Web site. Visitors and fans are able to shop online for their favorite Denise Austin signature exercise videos, books, equipment, gear, private label apparel and food supplements.

Competition:  There are a large number of sellers of fitness  videotapes including those of Denise Austin, such as retail stores and other Web sites.  However, we are the exclusive seller of fitness videos and DVDs on DeniseAustin.com which is promoted by Denise Austin, the host of Lifetime Television's "Denise Austin's Fit & Lite” and “Denise Austin's Daily Workout”.   She is also a columnist for Prevention magazine and has written many books, including “Fit and Fabulous After 40,” “Lose Those Last 10 Pounds” and “Shrink Your Female Fat Zones.”  As a result of ads and other forms of promotion, people come to the Web site, and pay to join, and become members of, and participate in, Denise Austin’s Fit Forever, all of which generates visitors to the Web site and our shopping cart.

Employees and Other Personnel:

We have eight employees including officers.  Three employees are non-salaried officers, four are full time salaried employees, and one is a paid part time salaried employee.

RISK FACTORS

An investment in and ownership of the securities of PrimeCare Systems, Inc. is speculative and involves a high degree of risk. You should carefully consider the following risks, together with all other information included in this registration statement, including our financial statements and related notes. . Please keep these risks in mind when reading this registration statement, including any forward-looking statements appearing herein. If any of the following risks actually occurs, the business, financial condition or results of operations of PrimeCare Systems, Inc. would likely suffer materially. As a result, the trading price of our common stock, if a trading market develops, may decline and you could lose all or part of your investment.

Risks Relating to the Business of PrimeCare Systems, Inc.

We have sustained operating losses in every year of our existence and have minimal assets.  We have suffered losses from operations during each of our last ten fiscal years, and for the three months ended September 30, 2005.  As a result of such losses, we have incurred an accumulated deficit of $7,879,009 through December 31, 2005.  The Company is currently operating at a loss and it is anticipated that the Company will continue to operate at a loss in the foreseeable future, and  the Company  may never operate at a profit in the future.

ALTHOUGH  THE REPORT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS IS A GOING CONCERN OPINION, IT  STATES THAT OUR LOSSES FROM OPERATIONS, STOCKHOLDERS’ DEFICIENCY AND OTHER FACTORS RAISE SUBSTANTIAL DOUBT ABOUT PRIMECARE’S ABILITY TO CONTINUE AS A GOING CONCERN.  These factors and the fact that the Company’s Independent Certified Public Accountants raise doubts about the Company’s ability to continue as a going concern, will have an adverse effect on the Company’s ability to secure additional and needed financing.

We have assumed the debt and other obligations of OCG Technology, Inc. pursuant to  the terms of a share purchase agreement.  We have assumed the debt of OCG Technology, Inc. (“OCGT”) , known , unknown and contingent. The known liabilities of OCGT, as of December 31, 2005, consists of $215,700 of notes payable to shareholders, $175,000 in notes payable to a third party and $49,769 in accounts payable and accrued expenses, for an aggregate of $440,469, which was offset by a $275,000 cash contribution.  This results in a net increase in our liabilities of $165,469.  The shareholder notes, which were due on and payable on July 10, 2007, were subsequently converted into Series A preferred shares in full satisfaction of the notes.  The Company’s assumption of these obligations, including the unknown and contingent liabilities of OCGT, further weakens the Company’s financial condition and  will have an adverse effect on the Company’s ability to secure additional financing.

We may not be able to develop a significant market for our technology, which could cause our business to fail.  The financial success of the Company is dependent upon its ability to successfully market the PrimeCare System, Version Nine; PrimeCareOnTheWeb.com; YourOwnDoctor.com; YourOwnHealth.com; and the shopping cart on DeniseAustin.com.

The PrimeCare System, Version Nine.  The PrimeCare System and other electronic medical records are  a relatively new concept in the management of a medical practice, and  their success is dependent upon its acceptance by healthcare industry.  To date, physicians have not, in significant numbers, accepted the concept of the electronic medical record.   PrimeCare System  may never be accepted by a sufficient number of healthcare providers to ensure its profitability.  If the Company's heath care software products never become profitable, it could cause the Company to fail.

PrimeCareOnTheWeb.com and YourOwnDoctor.com  are Web sites for healthcare providers and are new concepts in the management of a medical practice and their successes are dependent upon their acceptance by healthcare providers. There can be no assurance that  http://www.primecareontheweb.com or http://www.yourowndoctor.com will be accepted by a sufficient number of healthcare providers to ensure its profitability.

YourOwnHealth.com is a Web site for consumers, and is a new concept in the management of a medical problems. Its success is dependent upon its acceptance and use by consumers. There can be no assurance that http://www.yourownhealth.com will be accepted by a sufficient number of consumers to ensure its profitability.

Adverse effects of competing technologies  . Other companies market systems which may have some of the features of the PrimeCare System.  Our current and potential competitors may develop products and technologies that we cannot compete with.  Some of our competitors have substantially greater financial, development and marketing resources than we do.   Other products  may be developed by third parties, which   would adversely affect the marketability or profitability of any, or all, of the Company's products.   See “DESCRIPTION OF BUSINESS - Competition” and “MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS”.

We may not be able to protect our proprietary rights which could impair our business and cause us to incur substantial expense to enforce our rights.  We do not hold any patents on our technology.  The content of the PrimeCare System and each of the other products is protected by copyrights. However, we may not be able to protect our proprietary rights. Our inability to protect our rights could impair our business and cause us to incur substantial expense in attempts to enforce our rights.  Our extremely weak financial position could prevent us from attempting to protect our rights.  We rely on our copyrights, trade secrets, confidentiality agreements and know-how to protect our technologies, all of which may not be sufficient to protect us.

We are operating in the medical field, which is subject to extensive federal, state and local regulation.  We must comply with all applicable governmental regulations in each country in which we operate.  Changes in governmental regulations and failure or inability to comply with such regulations could require changes in our operations and could cause our business to fail.  Although we believe that we comply with all federal, state and local regulations, we cannot predict the nature or effect of government regulations that might be adopted which could adversely effect, or prevent, the marketability of our products.  Our business is subject to substantial regulation in each country in which we operate. Such regulations are likely to change over time and there is no assurance that we will be able to remain in compliance. In addition, the local service providers we contract with are responsible for compliance with applicable regulatory requirements in their local market. Changes in existing regulations which makes compliance more costly or difficult, enactment of new regulations which are more restrictive than current regulations, or any failure by our local service provider to comply with new or existing regulations is likely to have a material adverse effect on us and could cause our business to fail.

There is substantial doubt about our ability to continue as a going concern due to working capital shortages, which means that we may not be able to continue operations unless we obtain additional funding.  To date, we have been unable to provide sufficient working capital from operations. Therefore, to fund our operations, we have relied significantly on capital contributions from OCG Technology, Inc. our former parent company and former sole shareholder.   In the future we will have to rely on the sale of equity interests, and/or from loans from some of our officers and shareholders.  Since our stock will not be publicly traded until this Registration Statement becomes effective, and thereafter, we are able to establish a market for our stock, the sale of equity interests may not be possible.

We rely on a few products for our revenues.  We currently rely on the marketing of the PrimeCare System and its three Web sites for our revenues and the operation of the our “shopping cart” on the fitness Web site known as www.DeniseAustin.com.  The three Web sites are based and tied to the PrimeCare System.  We do not have the financial ability to develop or acquire new products to market.  Therefore, in the event we cannot successfully market our current products, we may fail.

We are subject to international economic and political risks, over which we have little or no control.  A significant portion of our business involves providing services in countries in South America.  Doing business outside the United States, particularly in underdeveloped countries, some of which have unstable or unpredictable political, social and economic conditions subjects us to various unique risks which often do not exist for companies doing business in more developed regions of the world. This includes changing economic, political and social conditions, major work stoppages, exchange controls, currency fluctuations or devaluations, armed conflicts and unexpected changes in laws relating to tariffs, trade restrictions, foreign investments, taxation and nationalization or other expropriation of private enterprises. We have no control over most of these risks and may be unable to anticipate changes in international economic, political and social conditions and, therefore, unable to alter our business practices in time to avoid loss of assets, and disruption or failure of our business.

Market Risks

There is no public market for our common stock, and even if a market develops, it will likely be thin and subject to manipulation.  Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the low revenue nature of our business and because we are a new public company with a relatively limited operating history.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We do not intend to pay dividends to our stockholders, so you will not receive any return on your investment in our company prior to selling your interest in our stock.  We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. If we determine that we will pay dividends to the holders of our common stock, we cannot assure that such dividends will be paid on a timely basis. As a result, you will not receive any return on your investment prior to selling your shares in our company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our company.

Obtaining additional capital through the future sale of common stock and derivative securities will result in dilution of stockholder interests.  We will likely need to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.  Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. We have authorized 200,000,000 shares of common stock. We have outstanding 69,901,120 shares of common stock; and 24,570 shares of Series A Preferred Stock, convertible into 2,457,000 shares of common stock; and we have issued approximately 14,466,262 warrants to purchase common stock at prices ranging from $0.02 to $0.07 per share.  If the Series A Preferred Stock and the warrants are exercised, the issued and outstanding shares of our common stock would increase to 86,824,382, and prior to being exercised, these warrants overhanging the market could depress the market price of our shares.  Additionally, we would still have 113,175,618 additional shares of common stock plus 10,000,000 shares of preferred stock available for future sale.

As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market under Rule 144, and these sales may have a depressive effect on the market for our shares of common stock.  In general, a person who has held restricted shares for a period of one year may, on filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to 1% of the outstanding shares for Bulletin Board Companies. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

The Board of Directors has the power to create classes of both common and preferred stock.  On December 31, 2004, our sole stockholder authorized the amendment of our Certificate of Incorporation. The amendment authorized us to issue 200,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share, either of which may be issued in series.  Our Board of Directors was authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, each series of stock to be issued by us. As a result, from time to time, differing series of common stock and/or Preferred Stock could be created which may adversely affect the voting power or other rights of the current stockholders.

The SEC’s penny stock rules apply to us. These rules may have the effect of decreasing the liquidity of our stock and increasing the transaction cost for transactions in our stock.  The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent of the customers and provide monthly account statements to the customer. With all these restrictions, the likely effect of designation as a low priced stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction cost of sales and purchases of such stock compared to other securities.

OCG Technology, Inc. stockholders may want to sell their shares after they are received in the spin-off and this could adversely affect the market for our securities.  OCG Technology, Inc. will distribute 69,901,120 shares of our common stock to its stockholders in the spin-off distribution  Because OCG Technology, Inc. will divest itself of its ownership of our shares, the stockholders of OCG Technology, Inc. may not be interested in retaining their investment in our shares.  When able, if any number of OCG Technology, Inc. stockholders offer their shares of our stock for sale, the market for our securities could be adversely affected.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

General

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere herein.  The following discussion contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include predictions, estimates and other statements that involve a number of risks and uncertainties.  While this outlook represents the Company's current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested herein.

Overview

We incorporated in Delaware on May 2, 1994, as a development stage company.  Needing capital to continue the development and expansion of the PrimeCare™ Patient Management System (“PrimeCare™ System”), on May 16, 1994, we were acquired by, and became a wholly owned subsidiary of OCG Technology, Inc.(“OCGT”).

At that time our PrimeCare™ System was MS DOS based.  We began development of our Windows®95 and Windows®NT based version of the PrimeCare™ System (“Version Eight”)which was completed in 1997, using the latest available technology.  The nature of the product requires constant update to keep abreast of both the latest medical knowledge and available technology.  During September of 1995, we contracted with the Mount Sinai School of Medicine of New York to review, update and enhance the medical content of the PrimeCare™ System, which was completed in late 1998.

To increase the compatibility and versatility of the PrimeCare™ System, we added an interface that enables the PrimeCare™ System to communicate with medical office management systems (billing software, appointment scheduling software, etc.).  The PrimeCare software interface offered physicians seamless integration between the clinical treatment and business management sides of their medical practice.  Shortly thereafter we commenced a test marketing program in areas where we could install and service the product and train the office personnel in the use of the product.

While test marketing was taking place, we continued product development and in April of 1998, we completed development of CodeComplier, a software program still in use.  During the patient encounter, the CodeComplier organizes each item of the data in the proper classification and using the Centers for Medicare & Medicaid Services’ (CMS, formerly, HCFA) Documentation Guidelines, automatically calculates the Evaluation and Management (‘E&M”) code level used for determining the physician’s reimbursement level from Medicare and other third party payers for the office visit.

During December of 1998, we completed development of PrimeCare on the Web which enables a physician to have patients answer one or more of PrimeCare’s 280 Questionnaires via the Internet.  At this time the Mount Sinai review was completed and the PrimeCare™ System was updated to include the changes.

During the period between late 1998 through 2000, we exhibited at several industry conferences to generate product recognition and to foster sales.  The response was positive.  Physicians liked the product and generally thought the charge of $1.50 per patient encounter was reasonable.  We sold some licenses.  However, many private practice physicians were reluctant to make the capital investment for the hardware necessary to operate the software.  Software updates were labor intensive.  The software had to be updated at each computer.  This discouraged large groups from using the system.  This caused us to redesign the system to overcome the problems.  The feasibility of our product redesign was established in 2001, and development of Version Nine began.  We discontinued marketing of Version Eight and subsequently ceased supporting it.

The three-tier architecture of PrimeCare Version Nine provides many advantages, including easy client installation; reduced on-site hardware and support requirements; enhanced data security; and maximum flexibility.  PrimeCare Version Nine's reduced installation and maintenance costs and its flexibility enables it to be adapted to a wide variety of health care organizational uses, including national and local health care systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, clinics, group practices and solo practitioners.  The PrimeCare Version Nine system is Health Insurance Portability Accountability Act (“HIPAA”) compliant.

We have experienced recurring losses from operations and have relied on OCGT to fund our operations.  We are no longer a subsidiary of OCGT and will have provide our own funding.  If necessary, we intend to provide additional working capital through the sale of equity interests or obtain loans.  However, there can be no assurances that we will succeed in its efforts, which creates a doubt about our ability to continue as a going concern.  In 2003, we wrote off as an expense the unamortized capitalized software costs relating to Version Eight.  Since 1994, we have written off capitalized software development costs in excess of $5,500,000.

Results of Operations for the three and six months ended December 31, 2005 compared to the three months ended December 31, 2004:

Total revenues decreased from $137,911 and $55,766 to $73,334 and $25,409 for the three and six months ended December 31, 2005, as compared to the same period for 2004, decreases of $30,357 and $64,577 respectively.  The decrease in merchandise sales occurred as a result of changes made to the Web site on which our shopping cart resides, making access to our shopping cart more difficult.  Our revenues for the six months ended December 31, 2005, consisted of: $73,321 from the sale of merchandise (a decrease of $51,558 for the same period in 2004); and $13 from commissions (a decrease of $12,943 for the same period in 2004).  We have received $60,000 for granting a license to use PrimeCare™ Version Nine on September 29, 2005, which was booked to deferred income.

Cost of sales decreased from $79,010 and $35,921 for the three and six months ended December 31, 2004, to $40,698 and $10,513 for the three and six months ended December 31, 2005, which resulted from the decrease in the sales of merchandise.

Marketing, general and administrative expenses increased $256,153 for the six months ended December 31, 2005, as compared to the same period for 2004, primarily from a charge of $256,594 for the issuance of warrants, which was valued using Black-Sholes.

Product development and maintenance costs increased $2,321 during the six months ended December 31, 2005.

Liquidity and Capital Resources

At December 31, 2005, we had a working capital deficit of $71,348 compared to a working capital deficit of $29,271 as of December 31, 2004.  The net loss for the six months ended December 31, 2005, was $349,514 compared to $108,363 for the same period of 2004.  The calculation of loss for the six months ended December 31, 2005, did not take into consideration the receipt of $60,000 in non-refundable license fees for PrimeCare™ Version Nine, which was booked as deferred income.  The increase of $241,151 in the loss for the six months ended December 31, 2005, as compared to the same period for 2004, was primarily due to the non-cash charge of $256,594 in the 2005 period related to the issuance of warrants in the 2005 period.  We have experienced recurring losses from operations and have been unable to provide sufficient working capital from operations.  However, on September 29, 2005, we entered into a ten year license agreement with a company based in Argentina.  The Medical Director of the Licensee, a prominent, highly regarded physician in Argentina, has been using PrimeCare™ Version Nine since November, 2004.  As part of the consideration for becoming the exclusive licensee within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay, the Licensee paid the Company $60,000 and has agreed to fund the translation and internationalization of PrimeCare™ Version Nine in both Spanish and Portuguese.  The Spanish version has been completed. The Licensee will sub-license PrimeCare™ Version Nine to health care providers in the Mercosur and train them in its use.  The License provides that the fee to be charged to a sub-licensee shall be not less than four US dollars (US$4) per annum, per patient of each sub-licensee.  We will receive 25% of the first $400,000 of fees, which will enable Licensee to recover the $60,000 and translation costs, and thereafter, we will receive 50% of everything in excess of $400,000.  The $60,000 we received and charged to Deferred income will be recognized as income over our first $100,000 in fees.  Licensee has begun installation and training of PrimeCare™Version Nine shortly, and anticipates that by the third quarter of 2006, there will be a significant revenue stream.  We have been pursuing other potential licensees.  We have been pursuing other potential licensees.  One of which is the University of Iowa's Family Care Center (“IFCC’), part of the University of Iowa's Hospitals and Clinics.  Since October, 2005, we have been working closely with Doctors at the IFCC to enhance existing PrimeCare™Version Nine medical questionnaires and to develop new ones. The first project has been to create a comprehensive geriatrics assessment questionnaire for use in the IFCC Geriatric Care Clinic, as well as in other geriatric care facilities.  Two of their physicians have designed a geriatrics assessment that has been added to PrimeCare™Version Nine and is now available to anyone that uses the system.  In order to be used in the IFCC geriatrics clinic, PrimeCare™Version Nine was required to obtain approval to interface with the U of Iowa's own EMR. Approval was granted and the interface has been successfully completed.  Shortly, PrimeCare™Version Nine will commence to be used in the IFCC geriatrics clinic.

Cash on hand, inventory and receivables were $90,481 at December 31, 2005.  In the past, our principal means of overcoming our cash shortfalls from operations was to receive capital contributions from OCG Technology, Inc., formerly our sole stockholder, which source is no longer available because of the spin-off.  However, in view of the license agreement recently entered into and the other continuing efforts, we believe that we could obtain sufficient working capital from operations through marketing PrimeCare Version Nine and our Internet products.

Stock Distribution

On December 19, 2005, we entered into a Distribution Agreement with OCG Technology, Inc.(“OCGT”), our sole shareholder as of that date, which provided that upon the closing of the Share Purchase, dated December 19, 2005, between OCGT and a prospective shareholder, which took place on December 31, 2005, the Board of Directors of OCGT had resolved that it would be in the best interests of OCGT and its stockholders that all of the outstanding securities of PrimeCare (the “PrimeCare Shares”) should be distributed to the record common and preferred stockholders of OCGT, entitled to receive a dividend, existing at the close of business on December 29, 2005 (the “Record Date”) and immediately prior to the closing of that certain Stock Purchase Agreement, subject to adjustment by the National Association of Securities Dealers, Inc. (the “NASD”) setting an ex-dividend date, pro rata, on a one share for one share basis (the “Distribution”).  As a result 69,901,120 of our common held by OCGT will be distributed to approximately 1,258 record holders of OCGT common and Series C Preferred Stock.

The Distribution was subject to the following conditions: (a) All of the PrimeCare Shares that are owned by OCGT, amounting to 69,901,121 shares, would be deposited with Registrar and Transfer Company and held by Registrar and Transfer Company in escrow (the “Distribution Escrow”) with a list of stockholders of OCGT at the Record Date, subject to Distribution, on satisfaction of the prior filing and effectiveness of a Registration Statement with the Securities and Exchange Commission, or an available exemption from the applicable federal and state registration requirements applicable to the Distribution of the PrimeCare Shares by OCGT at PrimeCare's sole cost and expense within a reasonable time, but not later than six months from the date hereof.

Both the Share Purchase Agreement and the Distribution Agreement provided that OCGT would convey all of its assets at the Record Date to PrimeCare and that PrimeCare would assume, pay and indemnify and hold OCGT harmless from and against any and all liabilities of OCGT and PrimeCare that existed at the Record Date, of every kind and nature whatsoever, whether by contract, lease, license or otherwise, without qualification, including the costs and expenses of the Dividend, the Distribution.  PrimeCare assumed liabilities of $440,469, which consists of: $215,700 in promissory notes payable to OCGT shareholders, all of whom will be PrimeCare shareholders after the Distribution; $175,000 of promissory notes payable to a third party; and $49,769 of accounts payable and accrued expenses.

The Share Purchase Agreement also provided that PrimeCare would receive cash in the amount of $275,000, which was received by PrimeCare on December 16, 2005.  PrimeCare used $175,000 of the proceeds to repay the third party note in full.

Preferred Stock Issue

We issued 24,570 shares of Series A Preferred Stock in payment of $215,700 of promissory notes to related parties and $30,000 in cash.  The shares are convertible into 2,457,000 shares of common stock, which is a conversion rate of $0.10 per share.  The share have not been registered under the Securities Act of 1933, and the certificate representing the Shares bear a legend to that effect.

Warrants Issued

The Company issued warrants to purchase 14,466,262 shares of common stock; 4,327,206 are exercisable at $.02 per share; 4,925,000 are exercisable at $.05 per share; and 5,214,056 are exercisable at $.07 per share.  The warrants may be exercised at any time or from time to time, prior to November 17, 2008.  Using Black-Sholes, the warrants were valued at $256,594, and that amount was charged to compensation in compliance with FAS123.

Results of Operations for the year ended June 30, 2005 compared to the year ended June 30, 2004:

Total revenues increased to $307,447 for the year ended June 30, 2005 from $299,143 for 2004. The increase in revenues came as the result of an increase in the sale of merchandise due an increase of visitors to our Web sites. Cost of sales increased to $167,694 for the year ended June 30, 2005 from $143,226 for the year ended June 30, 2004. The Company’s revenues for the year ended June 30, 2005, consisted of: $299,088 from the sale of merchandise (an increase of $62,410 for the same period in 2004); $114 from advertising fees (a decrease of $32,155 for the same period in 2004); and $8,245 from commissions (a decrease of $22,240 over the same period in 2004).

Marketing, general and administrative expenses decreased $7,977 for the year ended June 30, 2005, as compared to the same period for 2004, primarily from the decrease professional fees.

Other product costs increased $22,118 for the year ended June 30, 2005, as compared to the same period for 2004.  This is an increase of approximately 12%.

The Company had a write off of $65,229 and $387,532 of capitalized software costs during the years ended June 30, 2005 and June 30, 2004, respectively, in compliance with the Company's policy relating to reevaluating the value and useful life of this long-lived asset.

ITEM 3. DESCRIPTION OF PROPERTY.

We lease approximately 1,000 square feet of office space at 56 Harrison Street, New Rochelle, New York where we maintain our executive office. The lease bears an annual rental of $22,117 and expires on June 30, 2006.

We also lease approximately 3,634 square feet of office space in Newport News, VA, where we conduct our research and development and maintain and host our Web sites. The lease bears an annual rental $44,798 until it expires on May 31, 2006.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a)

Security ownership of certain beneficial owners.

The following table sets forth, as of the date of this Registration Statement, the number of shares of Common Stock that will be owned of record and beneficially by executive officers and directors, and persons who hold 5% or more of the outstanding Common Stock, of the Company, upon distribution of the dividend of the common stock of the Company, owned by OCG Technology, Inc., as of the close of business on December 29, 2005,(the “Record Date”). Also included are the shares that will be held by all executive officers and directors as a group after the distribution.

Class	Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	Edward C. Levine 56 Harrison Street New Rochelle, NY 10801	538,826 - direct	.77%
Common	Jeffrey P. Nelson 56 Harrison Street New Rochelle, NY 10801	578,800 - direct	.83%
Common	W. Jordan Fitzhugh 610 Thimble Shoals Blvd. Newport News, VA 23606	595,000 - direct	.85%
Common	Jarema S. Rakoczy 56 Harrison Street New Rochelle, NY 10801	359,600 - direct	.51%
Common	Robert A. Shiver 610 Thimble Shoals Blvd. Newport News, VA 23606	60,000 - jointly	.09%
Common	All directors and officers as a group (5 Persons)	2,132,226 - direct	3.05%

The 60,000 shares listed above for Robert A. Shiver are jointly owned with his son.

In addition to the above schedule officers hold warrants to purchase shares of our common stock as follows:

Edward C. Levine warrants to purchase 1,500,000 shares;

Jeffrey P. Nelson warrants to purchase 2,500,000 shares;

W. Jordan Fitzhugh warrants to purchase 535,000 shares; and

Jarema S. Rakoczy warrants to purchase 440,000.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

Executive Officers and Directors

Our executive officers and directors are as follows:

Name

Age

Position

Edward C. Levine

78

Chairman of the Board of Directors

Robert A. Shiver

71

President and Director

Jeffrey P. Nelson

61

Vice President, Secretary and Director

W. Jordan Fitzhugh

59

Executive Vice President, Director

Jarema S. Rakoczy

64

Director

Directors are elected at the Annual Stockholder's meeting and serve until the next annual meeting.  Officers are elected by the Board of Directors.  There are no agreements with respect to the election of Directors. PrimeCare Systems, Inc. has not compensated Directors for service on the Board of Directors or any committee thereof.  PrimeCare Systems, Inc. does not have any standing committees.

No Director, officer, affiliate or promoter of PrimeCare Systems, Inc. has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

Currently, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of the affairs of PrimeCare Systems, Inc.  Present management openly accepts and appreciates any input or suggestions from stockholders. However, the Board is elected by the Stockholders and the Stockholders have the ultimate say in who represents them on the Board. There are no agreements or understandings for any officer or Director to resign at the request of another person and none of the current offers or Directors are acting on behalf of, or will act at the direction of any other person.

The business experience of each of the persons listed above during the past five years is as follows:

Edward C. Levine has been the a Director of the Company and Chairman of the Board since 1994 and was President of the Company until August 22, 2005.  Mr. Levine is a member of the Bar of the State of New York.  Mr. Levine was also a Director and President of OCG Technology, Inc. until his resignation on December 31, 2005.

Robert A. Shiver has been a Director of the Company and its President since August 22, 2005.  Mr, Shiver was a career officer in the US Air Force and retired as a Colonel.  Before retirement, he had served in positions with the U.S. Air Force Intelligence Staff, the Defense Intelligence Agency, the National Security Agency and the Office of the Director of the Central Intelligence.  Since his retirement, Colonel Shiver has served as finance officer of a manufacturing business with manufacturing facilities in Virginia and Guatemala.  Colonel Shiver received an MBA from George Washington University

Jeffrey P. Nelson, has served as a Director of the Company since November 1994 and as its Secretary since June 1994 and an Vice President since November 1997. Mr. Nelson served as Vice President, Asset Based Finance Division, of Marine Midland Bank, NA from December 1986 through 1990. Mr. Nelson was self-employed as a real estate financing consultant from January 1991 through November 1991.  Mr. Nelson was also a Director and Vice President and Secretary of OCG Technology, Inc. until his resignation on December 31, 2005.

W. Jordan Fitzhugh, has served as Executive Vice President and Chief Operating Officer of the Company since May, 1994. Mr. Fitzhugh holds a B.S. degree in Applied Mathematics from Washington University (St. Louis) and M.S. degree in Computer Science from The College of William and Mary. He has completed doctoral level work in Computer Science at The College of William and Mary. Following retirement after a 20 year career in the USAF, Mr. Fitzhugh worked as a systems analyst for BDM and later for American Power Jet before becoming one of the founding members and first President of Medical Practice Technology Associates, the predecessor company to PrimeCare Systems, Inc.

Jarema S. Rakoczy, has served as a Director of the Company since December 24, 2005.  Mr. Rakoczy has been self-employed as a sales and marketing consultant since May of 1989.  Mr. Rakoczy served as Eastern Manager at Hittman Medical Systems from September 1980 to December 1982; as Regional Sales Manager at American Optical Medical Division from February 1976 to September 1980; and as Vice President at Pratt Electronics from June 1968 to November 1974.  Mr. Rakoczy was also a Director of OCG Technology, Inc. until his resignation on December 31, 2005.

ITEM 6. EXECUTIVE COMPENSATION

Compensation of Directors

There are no standard or other arrangements for compensating Directors.  Directors serve without compensation.

Compensation of Officers

The following table presents certain specific information regarding the compensation of the Chairman and President of the Company who received no other compensation than the compensation set forth in the following tables.  No Officer of The Company had total salary, bonus or other compensation exceeding $100,000.

All of our employees, including our executive officers, are employed at will and none of our employees has entered into an employment agreement with us.

PrimeCare Systems, Inc. has issued or granted as deferred compensation or long-term incentive plan warrants to purchase shares of PrimeCare Systems, Inc. common stock (the “Shares”), exercisable on or before November 17, 2008, as follows: Edward C. Levine, received warrants to purchase 1,500,000 Shares for an exercise price of $.05 per share; Jeffrey P. Nelson, received warrants to purchase 1,000,000 shares for an exercise price of $.07, and 1,500,000 shares for an exercise price of $.05; W. Jordan Fitzhugh, 235,000 shares for an exercise price of $.07 and 300,000 shares for an exercise price of $.05; and Jarema S. Rakoczy 190,000 shares for an exercise price of $.07 and 250,000 shares for an exercise price of $.05.

There are no employment contracts, compensatory plans or arrangements, including payments to be received from PrimeCare Systems, Inc. with respect to any Director or executive officer which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with PrimeCare Systems, Inc., or its subsidiaries, any change in control, or a change in the person's responsibilities following a change in control of PrimeCare Systems, Inc.

There are no agreements or understandings for any Director or executive officer to resign at the request of another person.  None of our Directors or executive officers is acting on behalf of, or will act at, the direction of any other person.

The following table presents certain specific information regarding the compensation of the Chairman and President of the Company who received no other compensation than the compensation set forth in the following tables.  No Officer of the Company had total salary, bonus or other compensation exceeding $100,000.

Compensation of Officers

The following table presents certain specific information regarding the compensation of the Chairman and former President of the Company who received no other compensation than the compensation set forth in the following tables.  No Officer of the Company had total salary, bonus or other compensation exceeding $100,000.

Summary Compensation Table

(a) Name & Principle Position	(b) Fiscal Year Ended June 30,	(c) Long-term Compensation Awards Securities Underlying Options/SARs*
Edward C. Levine, President and Chief Executive Officer	2005	- 0 -

* The warrants reported are warrants to purchase PrimeCare Systems, Inc. (“PSI”) common stock, par value$.001 per share, which were issued as compensation for serving as a Director and officer of PSI.

 Options Grants in Last Fiscal Year

(a)	(b)	(c)	(d)	(e)
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Excerise or Base Price ($/Share)	Expiration Date
Edward C. Levine	None	0%	$0.0
W. Jordan Fitzhugh	None	0%	$0.0
Jeffrey P. Nelson	None	0%	$0.0

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended June 30, 2005 and the fiscal year ended value of unexercised options for The Company's named executive officers.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In The Money Options at Fiscal Year End Exercisable/Unexercisable
E. C. Levine W. J. Fitzhugh J. P. Nelson	-0- -0- -0-	$0 $0 $0	0 / 0 0 / 0 0 / 0	none none none

________________________

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

On December 19, 2005, OCG Technology, Inc. (“OCGT”), our parent and sole shareholder, entered into a Distribution Agreement with us, PrimeCare Systems, Inc., in anticipation of the closing a Share Purchase Agreement (the “Share Purchase”), dated December 19, 2005, between OCGT and Bobby Vavithis (“Vavithis”), which transaction was closed on or about December 31, 2005. The Distribution Agreement provided that conditioned upon the closing of the Share Purchase, the Board of Directors of OCGT has resolved that it would be in the best interests of OCGT and its stockholders that (I) all of the outstanding securities of PrimeCare (the “PrimeCare Shares”) should be distributed to the record common and preferred stockholders of OCGT, entitled to receive a dividend, existing at the close of business on December 29, 2005 (the “Record Date”) and immediately prior to the closing of those certain Share Purchase subject to adjustment by the National Association of Securities Dealers, Inc. (the “NASD”) setting an ex-dividend date, pro rata, on a one share for one share basis (the “Distribution”); and (ii) that all shares of common stock of OCGT issued after the opening of business on December 30, 2005, would be issued subject to waiver of the Dividend only;

Pursuant to the terms of Share Purchase, Vavithis purchased approximately 147,569 shares of OCGT’s Series F Preferred stock (the “Share Purchase”) for the sum of $495,000.00 (the “Purchase Price”). The closing of the share purchase agreement will result in a change of control of OCGT, since approximately 95.5% of OCGT's outstanding shares will be owned by Share Purchaser. The Share Purchase also provided that, on or before February 15, 2006, Vavithis would contribute to OCGT, as contributed capital, without any additional compensation from OCGT, assets consisting of (a) a 100% working interest in the Redearth Prospect, located in central Alberta, Canada, which Prospect is located adjacent to the Pembina Nisku Reef Prospect and in addition (b) a 20% working interest in the Pembina Nisku Reef Prospect, both of which were acquired by Purchaser from Angels Exploration Fund Inc., a Canadian corporation, together with the cash capital necessary to meet the drilling requirements of the working interests (the “Contributed Capital”).

As a condition to the closing of the Share Purchase, it was agreed that 100% of the shares of PrimeCare Systems, Inc. (“PSI”), owned by OCGT, would be distributed prior to the closing, as a dividend, to OCGT stockholders of record on December 29, 2005 (the “Record Date”). Pursuant to the dividend distribution, approximately 69,901,121 shares of PSI common stock will be issued to holders, as of the Record Date, of OCGT common and convertible preferred stock, that they hold, on the basis of one share of PSI common stock for each share of OCGT common stock, or for each share of common stock that the OCGT convertible preferred stock is convertible into. Following the distribution, 100% of the outstanding PSI common stock will be held by the shareholders of OCGT as of the Record Date. PSI will file a registration statement with the Securities and Exchange Commission with respect to the dividend distribution. Only those stockholders who owned OCGT shares on the Record Date will be entitled to receive PSI shares in the dividend distribution.

The share purchase agreement provides that, prior to closing, OCGT will contribute all of its assets to PSI in consideration for PSI assuming all of OCGT’s liabilities and that $275,000.00 of the Purchase Price will be paid to PSI.

On November 17, 2005, the Company authorized the issuance of, and thereafter issued, warrants to purchase shares of its Common Stock as follows: Edward C. Levine, 1,500,000 Shares for an exercise price of $.05 per share; Jeffrey P. Nelson, 1,000,000 shares for an exercise price of $.07, and 1,500,000 shares for an exercise price of $.05; W. Jordan Fitzhugh, 235,000 shares for an exercise price of $.07 and 300,000 shares for an exercise price of $.05; and Jarema S. Rakoczy 190,000 shares for an exercise price of $.07 and 250,000 shares for an exercise price of $.05.

ITEM 8. DESCRIPTION OF SECURITIES.

The aggregate number of shares which PrimeCare Systems, Inc. has the authority to issue is two-hundred-ten-million (210,000,000) shares, divided into:

Two-hundred-million (200,000,000) shares of common stock, par value one tenth cent ($.001) per share (hereinafter, the “Common Stock”); and

Ten-million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (hereinafter, the “Preferred Stock”).

There may be more than one series of either or both of the Common Stock and/or Preferred Stock; the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, a wholly unissued class of Common Stock and/or a wholly unissued class of Preferred Stock.”

Common Stock:

There are 69,901,120 shares of Common Stock issued and outstanding as of the date hereof, all of which were owned by OCG Technology, Inc. prior to the spin-off through a stock dividend to its shareholders of record as of the close of business on December 29, 2005.

All shares of PrimeCare Systems, Inc., Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to:

(i)

one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

(ii)

to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and

(iii)

to participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no preemptive rights to acquire additional shares of Common Stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock:

The Board of Directors has created 100,000 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock entitles the holder thereof to:

(i)

convert into 100 shares of common stock;

(ii)

one hundred non-cumulative votes for each share held of record on all matters submitted to a vote of the stockholders;

(iii)

to receive a non-cumulative dividend of $0.60 per share, plus 100 times the amount of dividends to be paid per common share for any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and

(iv)

participate in any distribution of assets available for distribution upon liquidation at the rate of 100 times per share as the amount distributed to each common share.

 There are 24,570 shares of Series A Preferred Stock issued and outstanding.

Warrants:

The Company has issued warrants to purchase 14,466,262 shares of common stock; 4,327,206 are exercisable at $.02 per share; 4,925,000 are exercisable at $.05 per share; and 5,214,056 are exercisable at $.07 per share. The warrants may be exercised at any time or from time to time, prior to November 17, 2008.

Amendment of Articles of Incorporation

Any amendment to the articles of incorporation of PrimeCare Systems, Inc. must first be approved by a majority of the Board of Directors and, thereafter, by a majority of the total votes eligible to be cast by holders of its voting stock with respect to such amendment. Approval by stockholders may be by written consent in lieu of holding a Stockholders' meeting.

By-Law Provisions

The By-Laws of PrimeCare Systems, Inc. provides that a special meeting of stockholders may be called by the Chairman of the Board of Directors, a majority of the Board of Directors or by holders of a majority of its outstanding shares entitled to vote. Further, only those matters included in the notice of the Special Meeting may be considered or acted upon at that Special Meeting, unless the notice of a special meeting of the stockholders of the Corporation shall state as a purpose of the meeting the transaction of any business that may come before the meeting, then, at such meeting any business may be transacted, or unless otherwise provided by law. In addition, the By-Laws provide that no business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

Transfer Agent

PrimeCare Systems, Inc. has engaged as its transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone: (800) 456-0596

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board of Directors does not anticipate declaring any dividends for the foreseeable future.

Trading of Securities in Secondary Market

The National Securities Market Improvement Act of 1996 limited the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Exchange Act. Upon effectiveness of this registration statement, we will be required to, and will, file reports under Section 13 of the Exchange Act. As a result, sales of our common stock in the secondary market by the holders of common stock may then be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker) without qualification under state securities acts.

Management will attempt to cause our common stock to trade on the Over-the-Counter Bulletin Board or in the “pink sheets”.

To have its securities quoted on the OTC Bulletin Board a company must:

(i) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and

(ii) have at least one market maker who completes and files a Form 211 with NASD Regulation, Inc.

To have its securities quoted on the pink sheets a company need not be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators. A company is only required to have a market maker complete and file a Form 211 with NASD Regulation, Inc.

The OTC Bulletin Board is a dealer-driven quotation service. Unlike the NASDAQ Stock Market, companies cannot directly apply to be quoted on the OTC Bulletin Board, only market makers can initiate quotes, and quoted companies do not have to meet any quantitative financial requirements. Any equity security of a reporting company not listed on the NASDAQ Stock Market or on a national securities exchange is eligible.

We are currently eligible to have our securities quoted on the pink sheets by a market maker who files the requisite Form 211 with NASD Regulation, Inc. and completes the Form 211 review process. We will become eligible to have our securities quoted on the OTC Bulletin Board once this Registration Statement becomes effective and we thereby become a public reporting company, subject to having a market maker file a Form 211 with NASD Regulation, Inc. and complete the Form 211 review process.

PART II

ITEM 1.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.

Market Price.

There is no trading market for our common stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to specified exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

*  that a broker or dealer approve a person's account for transactions in penny stocks and

*  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

*  obtain financial information and investment experience and objectives of the person; and

*  make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, specifies

*  the basis on which the broker or dealer made the suitability determination; and

*  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Holders.

Pursuant to a Distribution Agreement, dated December 19, 2005, between OCG Technology, Inc.(“OCGT”) and us, and the closing of a Share Purchase Agreement of even date, all of the PrimeCare Shares that were owned by OCGT, amounting to 69,901,121 shares, were deposited with Registrar and Transfer Company to be held by Registrar and Transfer Company, with a list of stockholders of OCGT existing at the close of business on December 29, 2005 (the “Record Date”) and immediately prior to the closing of that certain Share Purchase Agreement, subject to adjustment by the National Association of Securities Dealers, Inc. (the “NASD”) setting an ex-dividend date, pro rata, on a one share for one share basis (the “Distribution”) at the Record Date, to be distributed to the record common and preferred stockholders of OCGT, entitled to receive a dividend, subject to Distribution, on satisfaction of the following conditions:

(a)  The prior filing and effectiveness of a Registration Statement with the Securities and Exchange Commission or an available exemption from the applicable federal and state registration requirements applicable to the Distribution of the PrimeCare Shares by OCGT, in accordance with all applicable federal and state securities laws, rules and regulations at PrimeCare's sole cost and expense within a reasonable time, but not later than six months from the date hereof; and

(b)  Compliance with applicable “blue sky” laws, rules and regulations respecting the Dividend and the Distribution, by registration or exemption, in any state in which any stockholder of OCGT resided at the Record Date, as may be adjusted by any ex-dividend date set by the NASD, by PrimeCare, in accordance with all applicable federal and state securities laws, rules and regulations at PrimeCare's sole cost and expense within a reasonable time but not later than six months from the date hereof.  See “ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

After distribution their will be approximately 1,258 shareholders of record.

Dividends.

We have not paid any dividends to date, and have no plans to do so in the immediate future.

Securities Authorized For Issuance under Equity Compensation Plans

We do not have any equity compensation plans and no shares of our capital stock are reserved for issuance pursuant to any equity compensation arrangement.  However, 14,466,262 of the shares of our common stock are reserved for the issuance of warrants, of which 4,327,206 are exercisable at $.02; 4375,000 are exercisable at $.05; and 5,764,056 are exercisable at $.07.

ITEM 2.

LEGAL PROCEEDINGS.

There is no pending litigation by or against us.

ITEM 3.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

None.

ITEM 4.

RECENT SALES OF UNREGISTERED SECURITIES.

Except as specified below, we have not sold any of our securities in a private placement transaction or otherwise during the past three years.

On January ** , 2006, we issued 24,570 shares of Series A Preferred Stock in full payment of promissory notes in the amount of $245,700.  The notes are convertible into 2,457,000 shares of common stock, which conversion rate is $0.10 per share.  The shares were not registered under the Security Act of 1933, and bear the following restrictive legend:

"The Securities evidenced or constituted hereby have not been registered under the Securities Act of 1933, as amended. Such securities may not be sold, transferred, pledged or hypothecated unless the registration provisions of said Act have been complied with or unless the Company has received an opinion of its counsel that such registration is not required."

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

PrimeCare is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to a proceeding or threatened proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was, at the request of the corporation, serving in any of such capacities in another corporation or other enterprise. This statute describes in detail the right of a Delaware corporation to indemnify any such person. Article 8 of PrimeCare’s Certificate of Incorporation provides:

No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (I) for breach of the director's duty of loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such appeal or modification.

Article VI of the By-laws, as amended, of the Registrant provides generally for indemnification of all such directors, officers, employees and agents to the full extent permitted under the above-referenced section 145 of Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART F/S

ITEM 1. FINANCIAL STATEMENTS.

Set forth below are the audited financial statements for PrimeCare Systems, Inc. for the fiscal years ended June 30, 2005 and 2004 and the unaudited financial statements of PrimeCare Systems, Inc. for the three month period ended December 31, 2005. These financial statements are attached to this report and filed as a part of this report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

PrimeCare Systems, Inc.

New Rochelle, New York

We have audited the accompanying balance sheet of PrimeCare Systems, Inc. (a wholly-owned subsidiary of OCG Technology, Inc.) as of June 30, 2005 and 2004, and the related statements of operations, stockholder’s equity and of cash flows for each of the two years then ended. These financial statements are the responsibility of the management of PrimeCare Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PrimeCare Systems, Inc. as of June 30, 2005, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that PrimeCare will continue as a going concern. As shown in the financial statements, PrimeCare has suffered recurring losses from operations and has a working capital deficiency at June 30, 2005. These factors and others raise substantial doubt about PrimeCare’s ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or to the amounts and classification of liabilities that might be necessary in the event PrimeCare cannot continue in existence.

MALONE & BAILEY, PC

www.malone-bailey.com

Houston, Texas

October 12, 2005, except for Note 7, as to which the date is February 14, 2006.

PRIMECARE SYSTEMS, INC.

(A Wholly-Owned Subsidiary of OCG Technology, Inc.)

BALANCE SHEET

JUNE 30, 2005

ASSETS
Current Assets
Cash	$3,275
Accounts receivable	787
Inventory	14,674
Total Current Assets	18,736

Property and equipment, net of accumulated
depreciation of $94,349	4,819
Capitalized software costs, net of accumulated
amortization of $33,529	56,998
Other assets	4,072
TOTAL ASSETS	$ 85,525
==========
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$ 28,655
Note payable	19,352
Total Current Liabilities	48,007

Stockholder’s Equity
Preferred stock, $.01 par value, 10,000,000 shares authorized, zero shares issued
Common stock, $.001 par value, 200,000,000 shares authorized,
69,901,120 shares issued	69,901
Paid-in capital	7,613,355
Accumulated deficit	(7,645,738)
Total Stockholder’s Equity	37,518

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$ 85,525

See the accompanying notes to the financial statements.

PRIMECARE SYSTEMS, INC.

(A Wholly-Owned Subsidiary of OCG Technology, Inc.)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

	2005	2004
Revenue	$ 307,447	$ 299,143
Cost of goods sold	167,694	143,226
Gross profit	139,753	155,917

Operating expenses
General and administrative	52,149	60,126
Depreciation	11,276	12,792
Amortization	13,422	10,694
Impairment of capitalized software costs	65,229	387,532
Research and development	208,604	186,486
	350,680	657,630

Other income	-	2,054
Interest expense	2,198	-

Net loss	$ (213,125)	$ (499,659)

Weighted average number of shares outstanding	69,901,120	69,901,120

Loss per common share, basic and diluted	$ (0.00)	$ (0.01)

See the accompanying notes to the financial statements.

PRIMECARE SYSTEMS, INC.

(A Wholly-Owned Subsidiary of OCG Technology, Inc.)

STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

                Common Stock

	Shares	Amount	Paid-in Capital	Accumulated Deficit	Totals
Balances, June 30, 2003	69,901,120	$ 69,901	$ 2,930,099	$ (6,932,954)	$ (3,932,954)
Contribution from parent			4,485,331		4,485,331
Net loss				499,659)	(499,659)
Balances, June 30, 2004	69,901,120	69,901	7,415,430	(7,432,613)	52,718
Contribution from parent			197,925		197,925
Net loss				213,125)	(21,325)
Balances, June 30, 2005	69,901,120	69,901	613,355	(7,645,738)	37,518

See the accompanying notes to the financial statements.

PRIMECARE SYSTEMS, INC.

(A Wholly-Owned Subsidiary of OCG Technology, Inc.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

	2005	2004
Cash Flows From Operating Activities
Net loss	$ (213,125)	$ (499,659)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	24,698	23,486
Impairment of software costs	65,229	239,964
Changes in working capital:
Accounts receivable	(217)	(570)
Inventory	(5,442)	3,028
Accounts payable and accrued liabilities	15,662	(5,403)
Other assets	(3,205)	-
Net cash used by operating activities	(116,400)	(235,080)

Cash Flows From Investing Activities
Purchase of property and equipment	(987)	(11,056)
Additions to capitalized software costs	(88,649)	(11,932)
Net cash used by investing activities	(89,636)	(22,988)
Cash Flows From Financing Activities
Advances from parent company	197,925	252,000
Net proceeds from notes payable	11,386	6,068
Net cash provided by financing activities	209,311	258,068
Net change in cash	3,275	-
Cash at beginning of year	-	-
Cash at end of year	$ 3,275	$ -

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for interest	$ 1,456	$ 754
Supplemental Noncash Investing and Financing Information
Contribution of obligation to parent to Paid-in Capital	$ -	$ 4,485,331
Capitalization of Paid-in Capital as a result of stock split	-	69,581

See the accompanying notes to the financial statements.

PRIMECARE SYSTEMS, INC.

(A Wholly-Owned Subsidiary of OCG Technology, Inc.)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business. PrimeCare Systems, Inc. (“PrimeCare”), a Delaware Corporation formed in 1994, is a wholly-owned subsidiary of OCG Technology, Inc. (“OCGT”). The only financial transactions between the two companies are ownership transactions, including capital contributions from OCGT to PrimeCare.

PrimeCare sells Denise Austin health and fitness video products on its websites. In addition, PrimeCare has developed and is marketing software and diagnostic products for the healthcare industry.

Reclassifications.  Some amounts from the previous year have been reclassified to conform to the fiscal 2005 presentation of financial statements.  These reclassifications do not affect earnings.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statements of operations, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, PrimeCare considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition.  Revenue is recognized when the earning process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon shipment of the product. Sales of inventoried products are recorded on a gross revenue basis and sales of non-inventoried products are recorded on a net revenue basis.

Accounts receivable.  Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Management has determined that no allowance is necessary at June 30, 2005.

Inventory.  Inventory consists of Denise Austin health and fitness video products that are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment.  Property and Equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.  Property and equipment at June 30, 2005 consisted of the following:

Property and equipment	$ 99,168
Less - accumulated depreciation	(94,349)
$ 4,819

Capitalized Software Costs. PrimeCare accounts for the development cost of software intended for sale in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). SFAS 86 requires product development costs to be charged to expense as incurred until technological feasibility is attained. Technological feasibility is attained when PrimeCare's software has completed system testing and has been determined viable for its intended use.  PrimeCare wrote off net capitalized software costs aggregating $65,229 in 2005 and $387,532 in 2004.

Capitalized software is amortized using the straight-line method over the estimated five year economic life of the asset. PrimeCare recorded capitalized software amortization of $13,422 and $10,694 during the years ended June 30, 2005 and 2004, respectively.

Impairment of Long-Lived Assets. PrimeCare accounts for the impairment and disposal of long-lived assets utilizing Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 requires that long-lived assets, such as property and equipment and capitalized software costs, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Income Taxes. PrimeCare applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be settled or recovered.

Per Share Data. Basic loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is the same as basic loss per share because there are no financial instruments whose effect would have been anti-dilutive.

Recently issued accounting pronouncements. PrimeCare does not expect the adoption of recently issued accounting pronouncements to have a significant impact on PrimeCare’s results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that PrimeCare will continue as a going concern. As shown in the accompanying financial statements, PrimeCare has suffered recurring losses from operations of $213,125  and $499,659 in 2005 and 2004, respectively. These conditions raise substantial doubt as to PrimeCare’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if PrimeCare is unable to continue as a going concern. Management's plans in regard to these matters are described below.

Management intends to finance PrimeCare’s losses through advances from its parent company.  Although the parent company has funded PrimeCare’s operations in the past, it has no obligation to do so and the parent has limited working capital, which creates doubt about PrimeCare’s ability to continue as a going concern.

NOTE 3 - NOTES PAYABLE

PrimeCare has a revolving line of credit that provides for a maximum borrowing amount of $20,000. Interest is paid monthly on the average daily loan balance at the variable interest rate equal to the prime rate plus 3% (8.75% at June 30, 2005). The loan is secured by the personal guaranty of one of PrimeCare’s officers.

NOTE 4 - INCOME TAXES

The results of operations of PrimeCare are included in the consolidated tax returns of OCGT.  At June 30, 2005, PrimeCare had a net operating loss carry forward of approximately $4,300,000 available to reduce its future Federal taxable income, if any, through 2025. PrimeCare recorded a valuation allowance for the entire net operating loss carry forward due to the uncertainty of realizing any related tax benefits.

NOTE 5 - COMMITMENTS

PrimeCare leases office space under non-cancelable operating leases that expire at various dates in fiscal 2005 and 2006. The leases include provisions requiring PrimeCare to pay a proportionate share of the increase in real estate taxes and operating expenses over base period amounts.  Minimum future annual rental payments are as follows:

June 30, 2006

$  45,000

Rent expense was approximately $45,000 in each the years presented in the accompanying statements of operations.

NOTE 6 - STOCKHOLDER’S EQUITY

During December 2004, PrimeCare increased the aggregate number of shares authorized for issue to 200,000,000 shares of common stock with a par value of $.001 and 10,000,000 shares of preferred stock with par value of $.01. The Board of Directors may authorize more than one series of either or both of the common stock and/or preferred stock. Following the amendment to increase the number of authorized shares, PrimeCare split its stock such that the resulting number of common stock shares outstanding is 69,901,120; the common stock balance presented in the accompanying balance sheet was adjusted to reflect the new number of shares and par value. The newly authorized and outstanding number of shares is reflected retroactively in the accompanying financial statements.

NOTE 7 - SUBSEQUENT EVENTS

On December 19, 2005, PrimeCare entered into a Distribution Agreement with OCG Technology, Inc.(“OCGT”), its sole shareholder as of that date, which provided that upon the closing of the Share Purchase on December 31, 2005, all of the outstanding securities of PrimeCare (the “PrimeCare Shares”) will be distributed to the record common and preferred stockholders of OCGT on a pro rata basis (the “Distribution”).

 The Distribution will be subject to the following conditions: (a) All of the PrimeCare Shares that are owned by OCGT, amounting to 69,901,121 shares, will be deposited with Transfer Company and held by Transfer Company in escrow (the “Distribution Escrow”) with a list of stockholders of OCGT at the Record Date, subject to Distribution, on satisfaction of the prior filing and effectiveness of a Registration Statement with the Securities and Exchange Commission, or an available exemption from the applicable federal and state registration requirements applicable to the Distribution of the PrimeCare Shares by OCGT at PrimeCare's sole cost and expense within a reasonable time, but not later than six months from the date hereof.

Both the Share Purchase Agreement and the Distribution Agreement provided that OCGT would convey all of its assets at the Record Date to PrimeCare and that PrimeCare would assume, pay and indemnify and hold OCGT harmless from and against any and all liabilities of OCGT and PrimeCare that existed at the Record Date, of every kind and nature whatsoever, whether by contract, lease, license or otherwise, without qualification, including the costs and expenses of the Dividend, the Distribution.  PrimeCare assumed liabilities of $440,469, which consists of: $215,700 in promissory notes payable to OCGT shareholders, all of whom will be PrimeCare shareholders after the Distribution; $175,000 of promissory notes payable to a third party; and $49,769 of accounts payable and accrued expenses.

The Share Purchase Agreement also provided that PrimeCare would receive cash in the amount of $275,000, which was received by PrimeCare on December 16, 2005.

In connection with the Distribution, PrimeCare issued 24,570 shares of Series A Preferred Stock in payment of $215,700 of promissory notes, formerly liabilities of OCGT and $30,000 in cash.  The shares are convertible into 2,457,000 shares of common stock, which is a conversion rate of $0.10 per share.

(Interim financials)

PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	December 31, 2005	June 30, 2005
ASSETS
Current Assets:
Cash	$ 89,726	$ 3,275
Accounts receivable	-	787
Inventory	755	14,674
Total current assets	90,481	18,736

Property and equipment, net of accumulated depreciation	3,239	4,819
Capitalized software costs, net of accumulated amortization	94,265	56,998
Other assets	4,972	4,972
Total assets	$ 192,957	$ 85,525

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 82,877	$ 28,655
Credit line - bank	18,952	19,352
Deferred income	60,000	-
Total liabilities	161,829	48,007

Shareholders' equity:
Series A preferred stock $.01par value (100,000 authorized; 24,570 issued and outstanding)	246	-
Common stock $.001 par value (200,000,000 authorized; 69,901,121 issued & outstanding)	69,901	69,901
Additional paid-in capital	7,839,990	7,613,355
Accumulated deficit	(7,879,009)	(7,645,738)
Total shareholders' equity	31,128	37,518
Total liabilities and shareholders' equity	$ 192,957	$ 85,525

PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

       Three Months Ended       Six Months Ended

 December 31,

             December 31

	2005	2004	2005	2004
Revenues	$ 25,409	$ 55,766	$ 73,334	$ 137,911
Cost of sales	10,513	35,921	40,698	79,010
Gross margin	14,896	19,845	32,636	58,901

Expenses:
Marketing, general and administrative	276,490	9,791	287,304	31,151
Depreciation	1,668	3,018	3,526	6,045
Amortization	10,339	3,355	10,339	6,711
Impairment of capitalized software costs	-	23,462	-	45,340
Product development and maintenance costs	35,974	39,164	79,227	76,906
Total expenses	324,471	78,790	380,396	166,153

Net loss from operations	(309,575)	(58,945)	(347,760)	(107,252)

Interest expense	(987)	(718)	(1,754)	(1,111)

Net loss	$ (310562)	$ (59,663)	$(349,514)	$ (108,363)

Weighted average number of shares outstanding	69,901,121	69,901,121	69,901,121	69,901,121

Loss per common share - basic and diluted	$ (.00)	$ (.00)	$ (.00)	$ (.00)

PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

(UNAUDITED)

            Six Months Ended December 31,

	2005	2004
Cash flows from operating activities:
Net loss	$ (349,514)	$ (106,663)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation	3,526	6,045
Amortization	10,339	6,711
Impairment of software costs	-	45,340
Issuance of stock and warrants for services	256,594

Changes in assets and liabilities
Receivables	787	(93)
Inventory	13,919	(6,006)
Deferred income	60,000
Accounts payable and accrued expenses	4,453	13,098
Net cash provided by (used in) operating activities	103	(41,568)

Cash flows from investing activities:
Capitalized software development costs	(47,606)	(45,340)
Increase in property and equipment	(1,946)	-
Net cash used in investing activities	(49,552)	(45,340)

Cash flows from financing activities:
Contributed capital on sale of former parent company	275,000	-
Payment on note payable	(175,000)
Contributed capital from former parent company	3,277	83,200
Net (payments) proceeds on lines of credit	(400)	7,640
Proceeds from sale of series A preferred stock	30,000	-
Net cash provided by financing activities	132,877	90,840

Net increase in cash	83,429	3,932

Cash, beginning of period	6,297	-

Cash, end of period	$ 89,726	$ 3,932

Non-cash investing and financing activities.
Contributions from parent company:
Assumption of related party notes payable	$ 215,700
Assumption of notes payable to third party	175,000
Assumption of accounts payable and accrued expenses	49,769
Paid in capital	(440,469)

PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

In the opinion of management, the unaudited consolidated condensed financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial statements. Preparing financial statements requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. Actual results and outcomes may differ significantly from management's estimates and assumptions.

Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-SB should be read in conjunction with the audited financial statements and notes included in this Form 10-SB for the year ended June 30, 2005.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has suffered recurring losses from operations.  These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management's plans in regard to these matters are described below.

The Company has experienced recurring losses from operations and has relied on contributions from its former parent company and borrowings to fund its operations. If necessary, the Company intends to provide additional working capital through the sale of its equity securities. Although in the past the Company has been able to provide working capital through contributions from contributions from its former parent company and borrowings, there can be no assurances that it will succeed in its efforts or the sale of its equity securities, which creates doubt about the Company’s ability to continue as a going concern.

NOTE 3 - SOFTWARE LICENSE AGREEMENT

On September 29, 2005, PrimeCare entered into a ten year license agreement with Telemedica SLR, (Licensee), a company based in Argentina..  As part of the consideration for becoming the exclusive licensee within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay, the Licensee paid PrimeCare $60,000 and has agreed to fund the translation and internationalization of PrimeCare™ Version Nine (V9) in both Spanish and Portuguese.  The Spanish version was substantially completed during September 2005.  The Licensee will sub-license PrimeCare V9 to health care providers in the Mercosur and train them in its use.  In the event that the gross revenues derived by Licensee from sub licensing PrimeCare V9, are less than two million five hundred thousand U.S. dollars (US$2,500,000) for the third year of the Term of the agreement, or any year thereafter, the Agreement will become non-exclusive for the balance of the term.  The License provides that the fee to be charged to a sub-licensee shall be not less than four US dollars (US$4) per annum, per patient of each sub-licensee, without regard to the number of patient uses of the software during that year, unless PrimeCare agrees, in writing, to a lower fee.

Under the agreement, the Licensee shall pay PrimeCare, as a license fee, an amount equal to fifty (50%) percent of the gross fees charged by Licensee to each and every sub-licensee for use of PrimeCare V9. However, during the first three years of the agreement, or until the gross revenues of Licensee derived from sub-licensees exceeds four hundred thousand U.S. dollars (US$400,000), whichever occurs first, Licensee will pay PrimeCare a license fee equal to twenty five (25%) percent of the gross fees charged by Licensee.

PrimeCare recorded the $60,000 to deferred revenues as of September 30, 2005.  PrimeCare is amortizing the deferred revenues over the shorter of three years or the period in which Licensee earns the first $400,000 of gross revenues.

NOTE 4 - CHANGE IN CONTROL

As a condition to the closing of a Share Purchase Agreement, OCG Technology, Inc. (“OCGT”), our sole shareholder, distributed 100% of the shares of PrimeCare Systems, Inc., owned by OCGT, as a dividend, to OCGT stockholders of record, at the closing, on December 29, 2005 (the “Record Date”).  The dividend distribution, of approximately 69,901,121 shares of our common stock, was made, in escrow, to holders, as of the Record Date, of the OCGT’s common and convertible preferred stock, on the basis of one share of PSI common stock for each share of the Company’s common stock, or for each share of common stock that the Company’s convertible preferred stock is convertible into.  Following the distribution, 100% of the outstanding PSI common stock will be held by the shareholders of the OCGT as of the Record Date.  We will file a registration statement with the Securities and Exchange Commission with respect to the dividend distribution.

The share purchase agreement also provided that, prior to Closing, we would assume all of OCGT’s liabilities and that $275,000 would be paid to us.  The transfer of the assets and liabilities took place prior to the closing on December 31, 2005, and we received the $275,000 prior to the closing.  PrimeCare assumed liabilities of $440,469, which consists of: $215,700 in promissory notes payable to OCGT shareholders, all of whom will be PrimeCare shareholders after the Distribution; $175,000 of promissory notes payable to a third party; and $49,769 of accounts payable and accrued expenses.  The $275,000 was treated as a contribution of capital by OCGT to us.  PrimeCare used $175,000 of the proceeds to repay the note payable to third party in full.

NOTE 5 - ISSUE OF PREFERRED STOCK AND WARRANTS

The Company issued 24,570 shares of Series A Preferred Stock in payment of promissory notes in the amount of $215,700, which notes were assumed from OCGT, and for the payment of $30,000 in cash.  The Series A Preferred Stock is convertible into 2,457,000 shares of the Company’s common stock, which is at the rate of $.10 per common share.  Provided that dividends are simultaneously paid or declared on all parity stock, the holders of the Series A Preferred Stock are entitled to receive out of any funds or other property legally available therefor, when and as declared by the Board of Directors, (I) dividends in cash at the annual rate of $0.60 per share, and (ii) in addition, when and as dividends are declared by the Board of Directors on common shares, each share of Series A Preferred Stock shall receive 100 times the dividend paid per share of common stock, which dividends shall be payable on such date as may be established by the Board of Directors of the Corporation.

The Company issued warrants to purchase 14,466,262 shares of common stock; 4,327,206 are exercisable at $.02 per share; 4,925,000 are exercisable at $.05 per share; and 5,214,056 are exercisable at $.07 per share.  The warrants may be exercised at any time or from time to time, prior to November 17, 2008.  In compliance with FAS123R, the warrants were valued at $256,594, using Black-Sholes, and that amount was charged to compensation.

NOTE 6 - CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of the Company’s financial condition and results of operations following are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles of the United States of America.  The preparation of these financial statements requires the use of estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  The Company believes that the estimates, assumptions and judgements involved in the accounting policies described below have the greatest potential impact on its financial statements, so the Company considers these to be its critical accounting policies.  Because of the uncertainty inherent in these matters, actual results could differ from the estimates used in applying the critical accounting policies.  Within the context of these critical accounting policies, we are not currently aware of any reasonably likely events or circumstances which would result in materially different amounts being reported.

Capitalized Software Costs

Capitalized software costs are amortized over the estimated useful life.  Changes in circumstances, such as technological advances or shortfalls in marketing estimates, can result in differences between the actual and estimated useful life. Periodically, and when conditions dictate, we reevaluate the recoverability of the carrying value and useful life of this long-lived asset and make the necessary adjustments to reflect the asset at its proper estimated value and amortize it over the remaining estimated useful life.

The Company had a write off of $65,229 and $387,532 of capitalized software costs during the years ended June 30, 2005 and June 30, 2004, respectively, in compliance with the Company's policy relating to reevaluating the value and useful life of this long-lived asset.

Revenue Recognition

The Company has four sources of income: (1) sale of inventoried merchandise on our Web sites; (2) commissions received from vendors who link to our Web sites; (3) advertising fees; and (4) software license fees.

Sale of inventoried merchandise.

This revenue stream is reported on a “gross” basis in compliance with IETF 99-19, because the Company purchases the merchandise from the source it selects; is at risk for the purchaser’s credit; and the Company ships the merchandise. The Company reports the gross sales price as revenue and expense the cost of the merchandise and the shipping costs as “cost of sales”.  The Company is almost always paid by credit card at the time of purchase and occasionally by check. Sales are booked when the merchandise is shipped.  The merchandise is not shipped until the credit is approved.

Commissions received from vendors

The Company acts as a commissioned broker by displaying a vendors products on the Company’s Web sites.  When a consumer indicates a desire to purchase an item, the order is collected through the Web site and processed by the third party seller.  The Company receives a commission on such sale after it is consummated.  When the Company is paid, it reports the “commissions” on a “net” basis in compliance with IETF 99-19.  The Company reports commissions this way because: (a) it does not have any direct costs; (b) it does not purchase the product sold; and (c) it does not have any credit risk on the sale, and it does not handle or ship the product when sold.  The Company notifies the seller of an interested buyer and it receives a commission check from the seller upon the consummation of a sale.  At that time the Company reports the revenue on a "net" basis.

Advertising fees

The Company receives fees for placing advertisements on its Web sites. At the end of the month the Company sends an invoice to the advertiser and enters it on its books as income from advertising fees.

Software license fees

The Company accounts for software license fees in accordance with SOP 97-2. Revenues are recognized when all of the following criteria are met: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred; © the vendors fee is fixed or determinable; and (d) collectiblity is probable.

All licenses are evidenced by a written contract.  License fees, paid for use of the software, are annual fees, generally payable monthly, or quarterly, in advance, based on the number of patients of the Healthcare Provider or are based on uses (per patient visit), which are generally, purchased in advance.  The license fee includes updates to the software during the term of the license.  The software contains considerable medical information and the Company keeps this medical content reasonably current. The Company does not sell the software or any updates separately and therefore, has not established VOSE.  The Company will recognize income ratably over the license term.

Stock based compensation

The Company accounts for stock based compensation to employees and others under FAS-123R.  The Company does not have an employee stock option plan.  The company issued warrants, for the first time, during the quarter ended December 31, 2005, and accounted for them on the fair value method using the Black-Sholes option pricing model, charging compensation $256,594.

PART III

ITEM 1.  INDEX TO EXHIBITS

Exhibit No.

Exhibit Name

    3.1(a)

Certificate of Incorporation of Registrant filed May 2, 1994

    3.1(b)

Certificate of Amendment of Certificate of Incorporation filed January 10, 2005

    3.1(c)

Certificate of Amendment of Certificate of Incorporation filed March 24, 2005

    3.2

By-Laws

    4.1

Instrument defining rights of holders (See Exhibits Nos. 3.1(a) and 3.1©, Certificate of Amendment of Certificate of Incorporation)

    4.1(a)

Certificate of Designation Creating Series a Preferred Stock

    4.1(b)

Form of Stock Purchase Warrant

   10.1

Distribution Agreement, dated December 19, 2005, by and between OCG Technology, Inc. and PrimeCare Systems, Inc.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March   ,2006

PrimeCare Systems, Inc.

By:   /S/ Robert A. Shiver

Name:  Robert A. Shiver,

Title:  President

Exhibit 3.1(a)

CERTIFICATE OF INCORPORATION

OF

PRIMECARE SYSTEMS, INC.

1.

The name of the corporation is PrimeCare Systems, Inc.

2.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.

The name of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.

The total number of shares of stock which the corporation shall have authority to issue is Five Thousand (5,000) and the par value of each of such shares is One-One Hundredth of a Dollar ($.01) amounting in the aggregate to Fifty Dollars ($50.00).

5.

The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot.

6.

The name and mailing address of each person who is to serve as a director until the first annual meeting of stockholders or until a successor is elected and qualified, is as follows:

Edward L. Alexander

c/o Medical Technology Associates, Inc.

P.O. Box 1572

Yorktown, VA 23692

W. Jordan Fitzhugh

c/o Medical Technology Associates, Inc.

P.O. Box 1572

Yorktown, VA 23692

Abdul H. Jamaludeen

c/o Medical Technology Associates, Inc.

P.O. Box 1572

Yorktown, VA 23692

7.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8.

A director of the corporation shall not be personally liable to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability  (I)  for any breach of the director’s duty of loyalty to the corporation or its stockholders,  (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

9.

The name and mailing address of the Sole Incorporator is:

Jerry D. Brown, Esq.

Albert, Bates, Whitehead & McGaugh, P.C.

One South Wacker Drive

Suite 1990

Chicago, Illinois 60606

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of April, 1994.

_/s/_Jerry D. Brown,

Jerry D. Brown, Esq.

Sole Incorporator

Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PRIMECARE SYSTEMS, INC.

PRIMECARE SYSTEMS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:

By the unanimous consent of the directors of PRIMECARE SYSTEMS, INC., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking the approval of the majority of the shareholders of said corporation to adopt such amendment to the Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation elects to amend its Certificate of Incorporation by changing Paragraph FOURTH thereof to read in its entirety as follows:

"FOURTH:  (a)  The aggregate number of shares which the Corporation shall have authority to issue shall be one-hundred-ten-million (110,000,000) shares, divided into one-hundred-million (100,000,000) shares of Common Stock, par value one tenth cent ($.001) per share (hereinafter, the "Common Stock") and ten-million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (hereinafter, the "Preferred Stock").

(b) There may be more than one series of either or both of the Common Stock and/or Preferred Stock; the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, a wholly unissued class of Common Stock and/or a wholly unissued class of Preferred Stock."

SECOND:

That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:

That said amendment was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

FORTH:

That the capital of the Company shall be increased under or by reason of saidamendment.

IN WITNESS WHEREOF, said PRIMECARE SYSTEMS, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Edward C. Levine, its President, and attested to by Jeffrey P. Nelson, its Secretary, this 31st day of December, 2004.

PRIMECARE SYSTEMS, INC.

By:   /s/ Edward C. Levine

Edward C. Levine, President

ATTEST:

By:   /s/ Jeffrey P. Nelson

Jeffrey P. Nelson, Secretary

(CORPORATE SEAL)

Exhibit 3.1( c)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PRIMECARE SYSTEMS, INC.

PRIMECARE SYSTEMS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:

By the unanimous consent of the directors of PRIMECARE SYSTEMS, INC., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking the approval of the majority of the shareholders of said corporation to adopt such amendment to the Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation elects to amend its Certificate of Incorporation by changing Paragraph FOURTH thereof to read in its entirety as follows:

"FOURTH:  (a)  The aggregate number of shares which the Corporation shall have authority to issue shall be two-hundred-ten-million (210,000,000) shares, divided into two-hundred-million (200,000,000) shares of Common Stock, par value one tenth cent ($.001) per share (hereinafter, the "Common Stock") and ten-million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (hereinafter, the "Preferred Stock").

(b) There may be more than one series of either or both of the Common Stock and/or Preferred Stock; the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, a wholly unissued class of Common Stock and/or a wholly unissued class of Preferred Stock."

SECOND:

That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:

That said amendment was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

FORTH:

That the capital of the Company shall be increased under or by reason of saidamendment.

IN WITNESS WHEREOF, said PRIMECARE SYSTEMS, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Edward C. Levine, its President, and attested to by Jeffrey P. Nelson, its Secretary, this 21st day of March, 2005.

PRIMECARE  SYSTEMS, INC.

By:

Edward C. Levine, President

ATTEST:

By:

Jeffrey P. Nelson, Secretary

(CORPORATE SEAL)

EXHIBIT 3.2

BY-LAWS

OF

PRIMECARE SYSTEMS, INC.

ARTICLE I

Stockholders

Section 1.    Annual Meetings.    The annual meeting of the stockholders of the Corporation shall be held annually at the registered office of the Corporation in the City of Dover, State of Delaware, at such other place within or without the State of Delaware, at such time and on such date as may from time to time be fixed by the Board of Directors of the Corporation, for the purpose of electing directors of the Corporation and for the transaction of such other business as may come before the meeting.

Section 2.    Special Meetings.    Special meetings of the stockholders of the Corporation may be called at any time by the Chairman of the Board of Directors or a majority of the directors of the Corporation and shall be called by the appropriate officer of the Corporation upon the written request of stockholders of record of the Corporation holding at least a majority in number of the outstanding shares of the Corporation entitled to vote at such meeting. Special meetings of the stockholders of the Corporation shall be held at such time and on such date as shall be specified in the call thereof.

Section 3.    Notice of Meetings.    Written notice of each annual or special meeting of the stockholders of the Corporation, stating the place, date and hour thereof and, if for a special meeting thereof, in general terms the business to be transacted thereat, shall be delivered personally or mailed, not less than ten nor more than fifty says before the date of such meeting. Such notice, if mailed, shall be directed to the stockholder at his address as such address appears on the books of the Corporation.  Whenever all of the holders of the shares of the Corporation entitled to vote at any meeting shall be present at any meeting, in person or by proxy, such meeting shall be valid for the purposes.  If the notice of a special meeting of the stockholders of the Corporation shall state as a purpose of the meeting the transaction of any business that may come before the meeting, then, at such meeting any business may be transacted, whether or not referred to in the notice of such meeting.

Section  4.   Quorum.   At any meeting of the stockholders of the Corporation, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of the common stock of the Corporation shall be necessary to constitute a quorum for the transaction of any business.  If there shall not be a quorum at any meeting of the stockholders of the Corporation, the holders of a majority of the shares of the common stock of the Corporation who shall be present at such meeting, in person or by proxy, may adjourn such meeting from time to time without further notice to the stockholders of the Corporation until holders of the amount of stock requisite to constitute a quorum shall attend.  At any such adjourned meeting at which a quorum shall be present,.any business may be transacted which might have been transacted at the meeting as originally noticed.

Section  5.   Voting.   Each of the outstanding shares of the common stock of the Corporation shall carry the right to one vote on any matter which may come before a meeting of the stockholders of the Corporation.

Section 6.   Business Transacted.  No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

Section 7.   Action Without Meeting.   Any action required to be taken at any meeting of the stockholders of the Corporation may be taken without a meeting thereof if prior to such action a written consent thereto is signed by all of the holders of shares of the Corporation entitled to vote on such action.  Such consent shall be filed with the minutes of the meetings of the stockholders of the Corporation.

ARTICLE  II

Directors

Section  1.   Number: Qualifications: Election; Term of Office.   The number of directors of the Corporation shall be three or such number, but not more than ten or less than three, as the Board of Directors of the Corporation may from time to time determine.  Directors of the Corporation need not be stockholders of the Corporation.  Except as provided in Section 8 of this Article II, directors of the Corporation shall be elected at the annual meeting of the stockholders of the Corporation.  Each director of the Corporation shall hold office until the election and qualification of his successor unless such director shall have resigned or shall have been removed as provided in Section 7 of this Article II.

Section  2.   Duties and Powers.   The Board of Directors of the Corporation shall have control and management of the business and affairs of the Corporation.  The Board of Directors of the Corporation may adopt such rules and regulations for the conduct of its meetings and the management of the business and affairs of the Corporation, not inconsistent with law, the Certificate of Incorporation of the Corporation or these By-Laws, as the Board of Directors of the Corporation may deem appropriate.

Section  3.   Meetings.   A meeting of the Board of Directors, of the Corporation shall be held for the election of officers of the Corporation and for the transaction of such other business as may come before such meeting as promptly as practicable after the annual meeting of the stockholders of the Corporation.  Other regular meetings of the Board of Directors of the Corporation may be held at such times as the Board of Directors of the Board of Directors of the Corporation may from time to time determine.  Special meetings of the Board of Directors of the Corporation may be called at any time by the President of the Corporation or by a majority of the directors of the Corporation.  Meetings of the Board of the Corporation may be held within or without the State of Delaware.

Section  4.   Notice of Meetings.   Written notice of each meeting of the Board of Directors of the Corporation, stating the place, date and hour thereof, shall be delivered personally, mailed or telegraphed to each director of the Corporation at his address as such address appears on the books of the Corporation at least two days before the date of such meeting.  At any meeting of the Board of Directors of the Corporation at which every director of the Corporation shall be present, even though without such notice, any business within the general province and authority of the Board of Directors of the Corporation may be transacted.  Any act or proceedings taken at a meeting of the Board of Directors of the Corporation not validly called or constituted may be made valid and fully effective by ratification at a subsequent meeting thereof which shall be legally and validly called or constituted.  Notices of a meeting of the Board of Directors of the Corporation need not state the purpose of the meeting and, at any meeting duly held as herein provided, any business within the general province and authority of the Board of Directors of the Corporation may be transacted.

Section  5.   Quorum and Voting.   At any meeting of the Board of Directors of the Corporation, the presence of a majority of the directors of the Corporation then in office shall be necessary to constitute a quorum for the transaction of any business.

Section  6.   Compensation.   The directors of the Corporation shall not receive any compensation for their services as such.

Section  7.   Resignation; Removal.  Any director of the Corporation may resign at any time; any such resignation shall be in writing and may provide that such resignation shall take effect, immediately or on any future date stated in such notice, without acceptance by the Corporation.  Any director of the Corporation may be removed with or without cause by the vote of the holders of all of the outstanding shares of the common stock of the Corporation at any special meeting of the stockholders of the Corporation called for that purpose.

Section  8.   Vacancies.  In the event that any vacancy shall occur in the Board of Directors of the Corporation, whether because of death, resignation, removal or any other reason, such vacancy may be filled by the vote of a majority of the directors of the Corporation then in office at any meeting of the Board of Directors of the Corporation or by the stockholders of the Corporation.  A director of the Corporation elected to fill a vacancy shall hold office for the unexpired term of his predecessor.

Section  9.   Action Without Meetings.   Any action required to be taken at any meeting of the Board of Directors of the Corporation may be taken without a meeting thereof if prior to such action a written consent thereto is signed by all of the directors of the Corporation.  Such consent shall be filed with the minutes of the meetings of the Board of Directors of the Corporation.

Section  10.   Committees.   The Board of Directors may designate from among the directors an Executive Committee and other committees, each consisting of three or more directors, to serve at the pleasure of the Board of Directors.  Each such committee shall have such of the authority of the Board of Directors as the Board of Directors shall determine, except that no such committee shall have authority (a) to submit to the stockholders any action that needs stockholders' authorization pursuant to law, (b) to fill vacancies in the Board of Directors or in any committee, © to fix the compensation of the directors for serving on the Board of Directors or on any committee, (d) to amend or repeal these By-Laws or to adopt new By-Laws or (e) to amend or repeal any resolution of the Board of Directors which by its terms shall not be so amendable or repealable.  The Board of Directors may designate one or more directors, as alternate members of any such committee, who may replace any absent member at any meeting of such committee.

ARTICLE III

Officers

Section  1.   Election.   The Board of Directors of the Corporation shall elect a President of the Corporation, one or more Vice-Presidents of the Corporation, a Secretary of the Corporation and a Treasurer of the Corporation and may elect such additional officers of the Corporation as the Board of Directors of the Corporation shall deem advisable.  No officer of the Corporation need be a director of the Corporation.  The same person may hold two offices, except that one person shall not hold the offices of President of the Corporation and Secretary of the Corporation.

Section  2.   Term of Office; Removal; Vacancies.   Each officer of the Corporation shall hold office until the election of and qualification of his successor, but any officer of the Corporation may be removed from office, with or without cause, at any time by the Board of Directors of the Corporation .

Section  3.   Powers and Duties of the President.   The President of the Corporation shall be the chief executive officer of the Corporation and shall have general charge and supervision of the business, administration and operations of the Corporation.  He shall from time to time make such reports of the affairs of the Corporation as the Board of Directors of the Corporation may require.  He shall preside at all meetings of the stockholders of the Corporation and at all meetings of the Board of Directors of the Corporation.  With the Secretary of the Corporation or the Treasurer of the Corporation, he may sign certificates of the shares of the common stock of the Corporation. He shall perform such other duties as may from time to time be assigned to him by the Board of Directors of the Corporation.

Section  4.   Powers and Duties of the Vice-president.   The Vice-President of the Corporation shall have the powers and perform the duties of the President of the Corporation in the event of the absence or disability of the President of the Corporation.  With the Secretary of the Corporation or the Treasurer of the Corporation he may sign certificates of the shares of the common stock of the Corporation. He shall perform such other duties as may from time to time be assigned to him by the Board of Directors of the Corporation.

Section  5.   Powers and Duties of the Secretary.   The Secretary of the Corporation shall keep the minutes of the meetings of the stockholders of the Corporation, and, if so requested, the minutes of the meetings of the Board of Directors of the Corporation.  He shall attend to the giving and serving of all notices by the Corporation.  He shall be the custodian of, and shall make or cause to be made the proper entries in, the minute book of the Corporation and such other books of the Corporation as the Board of Directors of the Corporation may direct.  He shall be the custodian of the corporate seal of the Corporation and shall affix or cause to be affixed such seal to such contracts and other instruments as the Board of Directors of the Corporation may direct.  With the President of the Corporation or the Vice-President of the Corporation, he may sign certificates of the shares of the common stock of the Corporation.  He shall perform such other duties as may from time to time be assigned to him by the Board of Directors of the Corporation,

Section  6.   Powers and Duties of the Treasurer.   The Treasurer of the Corporation shall have the custody of all funds and securities of the Corporation.  Whenever required by the Board of Directors of the Corporation, he shall render a statement of his cash and other accounts, and he shall cause to be entered regularly in the proper books of the Corporation to be kept for the purpose full and accurate accounts of the receipts and disbursements of the Corporation.  He shall at all reasonable times exhibit his books and accounts to any director of the Corporation upon application at the office of the Corporation during business hours, and, subject to the control of the Board of Directors of the Corporation, he shall perform all acts incident to the office of Treasurer of the Corporation.  With the President of the Corporation or the Vice-president of the Corporation, he may sign certificates of the shares of the common stock of the Corporation.  He shall perform such other duties as may from time to time be assigned to him by the Board of Directors of the Corporation.

Section  7.   Delegation.   In the event of the absence of any officer of the Corporation or for any other reason that the Board of Directors of the Corporation may deem sufficient, the Board of Directors of the Corporation may at any time or from time to time delegate all or any part of the powers or duties of any officer of the Corporation to any other officer of the Corporation or to any directors of the Corporation.

ARTICLE IV

Stock

Section  1.   Certificates.   The certificates of the shares of the Corporation shall be signed by the President of the Corporation or the Vice-President of the Corporation, countersigned by the Secretary of the Corporation or the Treasurer of the Corporation and sealed with the seal of the Corporation.

Section  2.   Transfer of Stock.   The shares of the Corporation shall be assignable and transferable on the books of the Corporation only by the person in whose name such shares appear on such books or by his duly authorized attorney upon surrender of the certificate evidencing such shares properly endorsed.  In case of transfer by attorney, the power of attorney, duly executed, shall be deposited with the Secretary of the Corporation.

Section  3.   Closing Transfer Books; Record Date.   The Board of Directors of the Corporation may close the transfer books of the Corporation for a period not exceeding fifty days preceding the date of any meeting of the stockholders of the Corporation, the date for the payment of any dividend or the date for the allotment of rights or in connection with obtaining the consent of the stockholders of the corporation for any purpose.  In lieu of closing the transfer books of the Corporation as aforesaid, the Board of Directors of the Corporation may fix in advance a date and time, not exceeding fifty days preceding the date of any meeting of the stockholders of the Corporation, the date for the payment of any dividend or the date for the allotment of rights or in connection with obtaining the consent of the stockholders of the Corporation for any purpose, as a record date and time for the determination of the stockholders of the Corporation entitled to notice of, and to vote at, such meeting and any adjournment thereof, to receive payment of such dividend or such allotment of rights, or to give such consent, and, in such case, such stockholders of the Corporation and only such stockholders of the Corporation as shall be stockholders of the Corporation of record on the date and at the time so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, to receive payment of such dividend or such allotment of rights, or to give consent, as the case may be, notwithstanding any transfer of any common stock on the books of the Corporation after such record date and time fixed as aforesaid.

Section  4.  Stockholders' Agreements.  Any stockholders of the Corporation may enter into agreements among themselves with respect to the voting of their shares of the Corporation or with respect to other matters in connection with shares of the Corporation. The Corporation may be a party to any such agreement and may cause evidence of any such agreement to which the Corporation is a party to be endorsed upon the certificates representing the shares of the Corporation subject to or affected by such agreement.

ARTICLE V

Seal

The seal of the Corporation shall be circular and shall set forth the name of the Corporation, the fact that the Corporation is a corporation of the State of Delaware and the year of the incorporation of the Corporation.

ARTICLE VI

Indemnification

The Corporation shall indemnify any person to the full extent permitted by the Delaware General Corporation Law, as the same now exists or may hereafter be amended.

ARTICLE VII

Amendment of By-Laws

Except as otherwise specifically provided in these By-Laws, any By-Law of the Corporation may be amended or repealed, and any new By-Law of the Corporation may be adopted, by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon at any annual meeting of the stockholders of the Corporation called for that purpose and also at any regular meeting of the Board of Directors of the Corporation or at any special meeting of the Board of Directors of the Corporation called for that purpose, by the affirmative vote of a majority of the directors of the Corporation then in office.

Exhibit 4.1 (a)

CERTIFICATE OF DESIGNATION

CREATING SERIES A PREFERRED

STOCK OF

PRIMECARE SYSTEMS, INC

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

PrimeCare Systems, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

That, in accordance with the provisions of Article FOURTH of the Certificate of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article FOURTH of the Corporation's Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Preferred Stock, to consist of a maximum of 100,000 shares, par value $.01 per share, of which the preferences and other rights, and the qualifications, limitations or restrictions thereof, shall be as follows (in addition to those fixed by Article FOURTH of the Corporation's Certificate of Incorporation):

1.   Certain Definitions.  Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

(a)  Common Stock.  The term “Common Stock” shall mean all shares of Common Stock of the Corporation now or hereafter authorized and any other stock of the Corporation howsoever designated, whether now or hereafter authorized, that has the right (subject always to prior rights of the Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to amount or percentage.

(b)  Series A Preferred Stock.  The term “Series A Preferred Stock” shall mean the class of Preferred Stock, par value $.01 per share, authorized on the filing date of this certificate with the Secretary of State of the State of Delaware by the resolution set forth herein.

(c)  Junior Stock.   The term “Junior Stock” shall mean, for purposes of Section 2 below, Common Stock and any other class or series of stock of the Corporation, whether now or hereafter authorized, which by the terms of the Certificate of Incorporation or of the instrument of the Board of Directors initially establishing such series pursuant to authority granted in the Certificate of Incorporation shall be subordinated to the Series A Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 3 below, such term shall mean Common Stock and any other class or series of stock of the Corporation, whether now or hereafter authorized, that by the terms of the Certificate of Incorporation or of the instrument of the Board of Directors initially establishing such series pursuant to authority granted in the Certificate of Incorporation shall be subordinated to the Series A Preferred Stock in respect of the right to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation.

(d)  Parity Stock.   The term “Parity Stock” shall mean, for purposes of Section 2 below, any class or series of stock of the Corporation, whether now or hereafter authorized, which by the terms of the Certificate of Incorporation or of the instrument of the Board of Directors initially establishing such series pursuant to authority granted in the Certificate of Incorporation shall be entitled to receive payment of dividends pari passu with the Series A Preferred Stock, and, for purposes of Section 3 below, such term shall mean any class or series of stock of the Corporation, whether now or hereafter authorized, which by the terms of the Certificate of Incorporation or of the instrument of the Board of Directors initially establishing such series pursuant to authority granted in the Certificate of Incorporation shall be entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation pari passu with the Series A Preferred Stock; provided, however, that nothing herein contained shall preclude the Board of Directors from fixing dividend rates and liquidating preferences for any series of Parity Stock which are different in amount from the dividend rates and liquidating preference applicable to the Series A Preferred Stock.

(e)  Senior Stock.   The term “Senior Stock” shall mean, for purposes of Section 2 below, any class or series of stock of the Corporation, whether now or hereafter authorized, which by the terms of the Certificate of Incorporation or of the instrument of the Board of Directors initially establishing such series pursuant to authority granted in the Certificate of Incorporation shall rank senior to the Series A Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 3 below, such term shall mean any class or series of stock of the Corporation, whether now or hereafter authorized, which by the terms of the Certificate of Incorporation or of the instrument of the Board of Directors initially establishing such series pursuant to authority granted in the Certificate of Incorporation shall rank senior to the Series A Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

2.   Dividends.

(a)  General.   Subject to the preferences and other rights of any Senior Stock, and provided that dividends are simultaneously paid or declared on all Parity Stock, the holders of the Series A Preferred Stock shall be entitled to receive out of any funds or other property legally available therefor, when and as declared by the Board of Directors, (I) dividends in cash at the annual rate of $0.60 per share, and (ii) in addition, when and as dividends are declared by the Board of Directors on common shares, each share of Series A Preferred Stock shall receive 100 times the dividend paid per share of common stock, which dividends shall be payable on such date as may be established by the Board of Directors of the Corporation.  For purposes of both Section 2(b) and of Section 3, below, dividends in respect of a current fiscal year shall be deemed to accrue on the first day of such fiscal year, without interest.  Such dividends shall be deemed not to be cumulative.

(b)  Preferential Status of Dividends on Series A  Preferred Stock.  In no event, so long as any shares of the Series A Preferred Stock shall be outstanding, shall any dividend whatsoever, whether in cash, property or otherwise, be declared or paid, nor shall any distribution be made, on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid or made available for any sinking fund for the purchase or redemption of any Junior Stock, unless all unpaid accrued dividends on the outstanding shares of Series A Preferred Stock, to and including the date fixed for such declaration, payment or distribution with respect to any Junior Stock, shall have been either paid or declared and a sum sufficient for the payment thereof set apart.  The provisions of the preceding sentence shall not, however, apply to a dividend payable in shares of any class or series of Junior Stock of the Corporation.

3.

Distributions upon Liquidation, Dissolution or Winding Up.

In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid all unpaid accumulated and accrued dividends thereon, if any, to and including the date fixed for such distribution or payment in cash or in property (taken at its fair value as determined by the Board of Directors of the Corporation) or both, at the election of the Board of Directors.  If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Parity Stock of all amounts to which such holders shall be entitled, the holders of the Series A Preferred Stock shall be entitled to receive out of the remaining assets and funds of the Corporation shall be distributed an amount per share equal to one hundred (100) times of the amount per share to be distributed to the holders of the Common Stock and to the holders of all Parity Stock and Junior Stock. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distribution to holders of any Senior Stock of the full amounts to which they may be entitled, shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock rateably in proportion to the full amounts to which they would otherwise be respectively entitled.  Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the Corporation's assets as or substantially as an entirety, nor the distribution to the stockholders of the Corporation of all or substantially all of the consideration received for such sale (provided that the Board of Directors, whose determination, absent fraud, shall be final, binding and conclusive, shall in good faith determine that such distribution is a dividend and not a distribution or payment in connection with the liquidation, dissolution or other winding up of the affairs of the Corporation), shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

4.

Conversion.

(a)  General. The Series A Preferred Stock shall be convertible at any time, and from time to time, at the option of the holder thereof, into fully paid and non-assessable shares of Common Stock of the Corporation upon surrender to the Corporation, or its designee, of the certificate, or certificates, representing the share, or shares, to be so converted, together with a written notice of election to convert, and, upon receipt by the Corporation or its designee of such notice, and of such surrendered certificate, or certificates, with any appropriate endorsement thereon (as may be prescribed by the Board of Directors), any such holder shall be entitled to receive a certificate, or certificates, representing the shares of Common Stock into which such shares of Series A Preferred Stock are convertible, and any such holder shall be deemed to be a holder of record of such shares of Common Stock as of the time of such receipt by the Corporation, or its designee.

(b)  Basis for Conversion.  The basis for such conversion shall be one hundred shares of Common Stock for each share of Series A Preferred Stock which is converted. In connection with effecting any transfer of any Series A Preferred Stock to the Corporation for cancellation upon conversion of the same into Common Stock, the Corporation may, but shall not be obliged to issue a certificate or certificates for fractions of Common Stock, in lieu thereof, the Corporation may pay cash equal to the fair value of such fraction of Common Stock as determined by the Board of Directors of the Corporation.  Except as may otherwise be provided by law, shares of Series A Preferred Stock, which have been converted, shall be retired and restored to the status of authorized but unissued shares.

(c)  Reservation of Common Stock for Issuance Upon Conversion.  Except as such requirement may otherwise be dispensed with by law, the Board of Directors of the Corporation shall, at all times, reserve a sufficient number of authorized, but unissued shares of Common Stock, which shall be issued only in satisfaction of the conversion rights and privileges of the outstanding shares of Series A Preferred Stock, as aforesaid.

(d)  Reorganization, Reclassification, Consolidation, Merger and Sale of Assets.  If any capital reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby each holder of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified in this paragraph and in lieu of Common Stock of the Corporation immediately theretofore receivable upon the conversion of a share of Series A Preferred Stock, such share or shares of the stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore receivable upon conversion of a share of Series A Preferred Stock, had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interest of the holders of shares of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Rate and of the number of shares receivable upon the conversion of Series A Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of a share of Series A Preferred Stock.  The Corporation will not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation resulting from such consolidation or merger (if other than the Corporation), or the corporation purchasing such assets, shall, by written instrument in form and substance satisfactory to holders of a majority of the outstanding Series A Preferred Stock (who shall not unreasonably withhold or delay their approval) mailed or delivered to the addresses of such holders appearing on the books of the Corporation, assume the obligation to deliver to such holders such share or shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.  Upon each such adjustment of the basis for conversion, the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to the holders of shares of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation.  The notice shall state the conversion rate resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(e)  Notice.  If at any time:

(i)  the Corporation shall declare any cash dividend upon its Common Stock payable at a rate in excess of the rate of the last cash dividend theretofore paid;

(ii)  the Corporation shall declare any dividend upon its Common Stock payable in stock or authorize any other distribution (other than regular cash dividends) to the holders of its Common Stock;

(iii)  the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock or any class or other rights;

(iv)  there shall be any capital reorganization, or a reclassification of the capital stock of the Corporation or a consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

(v)  there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, (A) at least 20 days' prior written notice of the date on which the books of the Corporation shall close and a record date shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place.  Each such notice made in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto, and such notice made in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.  The failure to give any such notice shall not invalidate any such corporate action.

(f)  Further Adjustments to Basis for Conversion.  If any event occurs as to which, in the opinion of the Board of Directors, the other provisions of this Section 4 are not strictly applicable or, if strictly applicable, would not fairly protect the conversion rights of the holders of Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of reducing the basis for conversion as otherwise determined except in the event of a combination of shares.

(g)  Dissolution, Liquidation and Winding Up.  In the event of a judicial or non-judicial dissolution, liquidation or winding-up of the Corporation, the conversion rights and privileges of the holders of Series A Preferred Stock shall terminate on a date, as fixed by the Board of Directors of the Corporation, not more than sixty (60) days and not less than ten (10) days before the date of such dissolution.

5.

Voting Rights.

The holders of shares of the Series A Preferred Stock shall have one hundred (100) votes per share held and shall have the right to vote for any purpose as the holders of the Corporation's Common Stock. Notwithstanding the foregoing, unless the vote of the holders of a greater number of shares of the Series A Preferred Stock shall then be required by law, the consent of the holders of at least a majority of all of the shares of the Series A Preferred Stock at the time outstanding, given in person or by proxy by a vote at a meeting called for the purpose or by written consent pursuant to Section 228 of the Delaware Business Corporation Law, at or pursuant to which the holders of shares of the Series A Preferred Stock shall vote or act together as a separate class, shall be necessary for authorizing, effecting or validating (A) the creation, authorization or issue of any shares of any class of senior stock of the Corporation but not the creation, authorization or issue of any shares of any class of Parity Stock, or (B) the reclassification of any authorized stock of the Corpration into Senior Stock, or © the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any Senior Stock, provided, however, that the holders of shares of Series A Preferred Stock shall have no right to so vote on or consent to the creation, authorization, or issue of Senior Stock, or of any obligation or security convertible into or evidencing the right to purchase any Senior Stock, if the Senior Stock is to be issued for cash consideration of at least $15.00 per share, or, in the case of obligations or securities evidencing the right to purchase Senior Stock, the exercise price shall be at least equal to $15.00 per share, or, in the case of securities convertible into Senior Stock, the purchase price of the convertible security is at least equal to $15.00 per share.

6.

Redemption by the Corporation.

(a)  General.  The Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation, by vote of the Board of Directors, at the times set forth in paragraph (b) below, at the price of $10.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for such redemption (the “Redemption Price”).  If less than all of the outstanding Series A Preferred Stock is to be redeemed, the number of shares to be redeemed and the method of effecting such redemption, which shall be either by lot or pro rata, shall be determined by the Board of Directors.  Nothing herein contained shall be deemed to limit or impair the right of the Corporation, subject to any applicable provisions of the laws of the State of Delaware, to purchase any Series A Preferred Stock at public or private sale.  No purchase or redemption shall be made unless all accrued and unpaid dividends to the date of such purchase or redemption, on all shares then outstanding (which are not to be purchased or redeemed), shall have been paid or declared and a sum sufficient for the payment thereof set apart.

(b)  Time of Redemption.   Series A Preferred Stock may be redeemed by the Corporations in full at any time or in part from time to time after the date of issuance thereof (the “Redemption Period”); provided, however, that the Corporation may redeem such Series A Preferred Stock out of surplus except when the Corporation is insolvent or would thereby be made insolvent; and provided, further, however, that the Corporation may redeem such Series A Preferred Stock out of stated capital except when the Corporation is insolvent or would thereby be made insolvent and except when such redemption would reduce net assets below the stated capital remaining after giving effect to the retirement of any such redeemed shares.

(c)  Notice of Redemption.   Notice of every proposed redemption of Series A Preferred Stock shall be mailed by or on behalf of the Corporation, by first class registered or certified mail, return receipt requested, postage prepaid, to the holders of the shares to be redeemed at their respective addresses as they shall appear on the records of the Corporation, not less than fifteen (15) days nor more than sixty (60) days prior to the date fixed for redemption, such notice to state the Redemption Price and the place at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates evidencing such shares, be redeemed and the Redemption Price therefor paid, as well as the name and address of any Redemption Agent selected by the Corporation, if any.

(d)  Status of Shares Called for Redemption.  If notice of redemption shall have been given as hereinbefore provided, then, from and after the date of such deposit, or if no such deposit is made then upon such date fixed for redemption (unless the Corporation shall default in making payment of the Redemption Price), the shares called for redemption shall no longer be deemed to be outstanding, and all rights of holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of the certificates therefor, to receive the Redemption Price thereof, without interest.  The deposit in trust of the Redemption Price shall be irrevocable except that (I) the Corporation shall be entitled to receive the interest, if any, allowed on any money so deposited, and the holders of any redeemed shares shall have no claim to such interest, and (ii) any balance of moneys so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two (2) years from the date fixed for redemption shall be repaid, together with any interest earned thereon, to the Corporation and, after such repayment, the holders of the shares entitled to the funds shall look only to the Corporation for payment, without interest.

7.

Exclusion of Other Rights

Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Certificate of Incorporation of the Corporation.

8.

Headings of Sections and Paragraphs.

The headings of the various sections and paragraphs hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

 IN WITNESS WHEREOF, we have executed this consent as of the 17th day of January, 2006.

___________________________

Edward C. Levine, Director

Robert A. Shiver, Director

W. Jordan Fitzhugh, Director

  Jarema S. Rakoczy, Director

___________________________

Jeffrey P. Nelson, Director

EXHIBIT 4.1(b)

VOID AFTER  _______________

PRIMECARE SYSTEMS, INC.

Non-Transferable

Right to Purchase __________ Shares

(Subject to adjustment)

Stock Purchase Warrant for Common Stock of

PrimeCare Systems, Inc.

THE WARRANTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION OR UNLESS PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION AS HEREIN SET FORTH.

PrmeCare Systems, Inc. (hereinafter called the "Company"), a Delaware Corporation, hereby certifies that, for value received, _____________ is entitled to purchase from the Company, at any time or from time to time prior to 3:00 PM, New York City local time, on ______, an aggregate of ________ fully paid and nonassessable shares (the number and character of such shares being subject to adjustment as provided below") of the Common Stock, $.001 par value, of the Company (the "Common Stock"), on the payment therefore of the purchase price which shall be equal to $________ per share of the Common Stock, until this Warrant expires as provided herein, for each share of the Common Stock subscribed for and purchased, upon the surrender of this Warrant duly signed by the registered holder hereof, accompanied by payment of the purchase price, upon the terms and subject to the conditions hereinafter set forth.

 EXERCISE OF WARRANT.  The holder shall surrender this Warrant to the principal office of the Company, with the exercise form on the last page of this Warrant duly signed together with the purchase price of the Common Stock (as well as any applicable transfer taxes if the Common Stock is to be registered in any name other than that of the registered holder hereof) represented by certified or official bank check payable to the order of the Company.

 DELIVERY OF STOCK CERTIFICATE ON EXERCISE.  As soon as practicable after the exercise of this Warrant and payment of the purchase price, the Company will cause to be issued in the name of and delivered to the registered holder hereof, or such holder's nominee, a certificate or certificates for the number of full shares of the Common Stock of the Company to which such holder shall be entitled upon such exercise, together with, in the case of a partial exercise of this Warrant, a new Warrant certificate of like tenor herewith representing the right to purchase the balance of shares subject hereto after giving effect to such partial exercise.  In case, between the date of any exercise hereof and the date on which the certificate or certificates are issued, the record holders of shares of Common Stock of the Company shall become entitled to any dividend or other right, the Company will forthwith pay or cause to be paid in cash to the holder hereof the amount of such dividend, or transfer to the holder thereof such right, as the case may be.

 No fraction of a share or scrip certificate for such a fraction shall be issued upon the exercise of this Warrant; in lieu thereof, the Company will pay or cause to be paid to such holder cash equal to a like fraction at the prevailing market price for such share as determined by the Company.

 ADJUSTMENTS TO BASIS FOR CONVERSION.  Whenever the Company shall (A) declare a dividend on its Common Stock in shares of Common Stock, (B) subdivide its outstanding Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue any shares upon reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation, then and in each such case, the holder of this Warrant, upon the exercise hereof and upon the payment of the sum obtained by multiplying (1) the number of shares of the Common Stock of the Company as to which this Warrant is then being so exercised by (2) the purchase price per share stated on the face of this warrant, as well as any applicable transfer taxes, shall be entitled to receive, in lieu of the shares called for hereby, the stock or other securities or property, which said holder would hold on the date of such exercise, if, from the date hereof to and including such date, he had been the holder of record of the number of shares of the Common Stock of the Company as to which this Warrant is then being so exercised and had retained such shares and all such other or additional or less stock and other securities and property receivable in respect of such shares.

 REORGANIZATIONS, CONSOLIDATIONS, MERGERS.  In case of any reorganization of the Company, or any other corporation, the stock or securities of which are at the time deliverable on the exercise of this Warrant, or in case the Company or such other corporation shall consolidate with or merge into another corporation, or convey all or substantially all of its assets to another corporation, the holder of this Warrant, upon the exercise hereof and upon the payment of the sum obtained by multiplying (a) the number of shares of the Company as to which this Warrant is then being so exercised by (b) the purchase price per share stated on the face of this Warrant, as well as any applicable transfer taxes, shall be entitled to receive, in lieu of the shares theretofore called for hereby, the stock or other securities or property to which such holder hereof would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if he had purchased the shares as to which this Warrant is then being so exercised immediately prior thereto; and in such case, the provisions of this Warrant shall be applicable to the shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

 EXCHANGE OF WARRANTS.  Upon the surrender by any registered holder of any Warrant or Warrants at the principal office of the Company or of the Transfer Agent for its Common Stock, the Company will issue and deliver to, or on the order of, such holder, at the Company's expense, a new Warrant or Warrants in the name of such holder (upon the payment by such holder of any applicable transfer tax) may direct, in such authorized denomination or denominations as such holder may request, evidencing the right to purchase an aggregate amount of stock or securities equal to the aggregate amount of stock or securities which the Warrant or Warrants so surrendered evidenced the right to purchase.

 LOST, STOLEN, DESTROYED OR MUTILATED WARRANTS.  Upon receipt by the Company of evidence satisfactory to it of the ownership of and the loss, theft or destruction or mutilation of any Warrants, (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon the surrender and cancellation thereof, the Company will issue and deliver, in lieu thereof, a new Warrant of like tenor.

 RESTRICTIONS OF TRANSFER.  This Warrant may not be transferred.  The transfer of the shares of Common Stock which may be purchased upon the exercise thereof is restricted and subject to the applicable provisions of the Securities Act of 1933, as amended.  The shares of Common Stock which may be purchased upon the exercise thereof may not be sold, transferred, pledged or hypothecated in the absence of any effective registration statement or post-effective amendment thereto for such shares of Common Stock under such Act, or an opinion of counsel to the Company that registration is not required under such Act.

 MISCELLANEOUS.  This Warrant does not confer upon the holder any rights of a stockholder of the Company, including, without limitation, any right to vote or to consent or to receive notice as a stockholder of the Company.

 EXPIRATION.  This Warrant will be wholly void and of no effect after 3:00 PM, New York City local time, on ________________ .

 LAW GOVERNING.  This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to any conflict of laws provision thereof.

 Dated: ___________

PRMECARE SYSTEMS, INC.

President

 Attest:

 Secretary

SUBSCRIPTION FORM

 The undersigned irrevocably exercised this Warrant to the extent of shares of Common Stock of PRIMECARE SYSTEMS, INC., called for hereby, and herewith makes payment therefore, all at the price and on the terms and conditions specified herein.

Number of Shares:__________________

Dated: ____________________________

Name:  ____________________________

(signature)

____________________________

(Please Print Name)

Social Security or Employer ID #__________________________

Address:  ________________________________________________

City & State:  ___________________________________________

Zip Code:  _________

Exhibit 10.1

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into this 19th day of December 2005, by and between OCG Technology,Inc. (“OCGT”), a Delaware corporation, and PrimeCare Systems, Inc. (“PrimeCare”), a Delaware corporation and wholly-owned subsidiary of OCGT.

W I T N E S S E T H:

WHEREAS, OCGT is the parent of PrimeCare and PrimeCare is a wholly-owned subsidiary of OCGT;

WHEREAS, OCGT anticipates closing a Share Purchase Agreement (the “Share Purchase”) with Bobby Vavithis (“Vavithis”), which transaction in expected to close on or about December 30, 2005;

WHEREAS, conditioned upon the closing of the Share Purchase, the Board of Directors of OCGT has resolved that it would be in the best interests of OCGT and its stockholders that (i) all of the outstanding securities of PrimeCare (the “PrimeCare Shares”) should be distributed to the record common and preferred stockholders of OCGT, entitled to receive a dividend, existing at the close of business on December 29, 2005 (the “Record Date”) and immediately prior to the closing of those certain Stock Purchase Agreements Dated December 19, 2005, subject to adjustment by the National Association of Securities Dealers, Inc. (the “NASD”) setting an ex-dividend date, pro rata, on a one share for one share basis (the “Distribution”); and (ii) that all shares of common stock of OCGT issued after the opening of business on December 30, 2005, would be issued subject to waiver of the Dividend only; and

WHEREAS, the respective Boards of Directors of OCGT and PrimeCare have adopted resolutions pursuant to which OCGT shall deposit all of the PrimeCare Shares with Registrar and Transfer Company (“Transfer Company”), a transfer agency registered with the Securities and Exchange Commission, to be held by Transfer Company for Distribution to the OCGT stockholders, subject to the filing and effectiveness by PrimeCare of a registration statement on the appropriate form and related prospectus with the Securities and Exchange Commission (the “Registration Statement” and the Prospectus) and such comparable applicable state agencies, or in reliance upon an available exemption from the applicable federal and state registration requirements as may be necessary, to lawfully effect the Distribution by dividend (the “Dividend) to the OCGT stockholders of all of the PrimeCare Shares on OCGT's behalf, subject to the terms and provisions hereof (the “Plan of Distribution”);

NOW, THEREFORE, in consideration of the closing of the Share Purchase and the mutual covenants and promises contained herein, it is agreed:

Section 1. Plan of Distribution, Effective Date and Stockholders Entitled to Participate.

1.1  The effective date (the “Effective Date”) of the Dividend will be the same date as the closing of the Share Purchase, at which time this Agreement shall take effect. At the close of business on December 29, 2005, there shall be 49,901,121 outstanding shares of common stock of OCGT and 200 outstanding shares of Series C Preferred stock of OCGT.  Only OCGT stockholders of record at that time on December 29, 2005 ( and prior to the closing of those certain Stock Purchase Agreements Dated December 19, 2005), the Record Date for the Dividend (subject to the effects of any adjustments resulting from the NASD setting an ex-dividend date immediately following the closing of the Share Purchase), will be entitled to participate in the Dividend and Distribution of the PrimeCare Shares.

1.2  OCGT hereby conveys all of the assets of OCGT and PrimeCare at the Record Date to PrimeCare.

1.3  PrimeCare will assume, pay and indemnify and hold OCGT harmless from and against any and all liabilities of OCGT and PrimeCare that existed at the Record Date, of every kind and nature whatsoever, whether by contract, lease, license or otherwise, without qualification, including the costs and expenses of the Dividend, the Distribution and the Plan of Distribution.

1.4   The Distribution and the Plan of Distribution will be subject to the following conditions:

(a) All of the PrimeCare Shares that are owned by OCGT, amounting to 69,901,121 shares, will be deposited with Transfer Company and held by Transfer Company in escrow (the “Distribution Escrow”) with a list of stockholders of OCGT at the Record Date, subject to Distribution, on satisfaction of the following conditions:

(i) The prior filing and effectiveness of a Registration Statement and Prospectus with the Securities and Exchange Commission or an available exemption from the applicable federal and state registration requirements applicable to the Distribution of the PrimeCare Shares by OCGT, in accordance with all applicable federal and state securities laws, rules and regulations at PrimeCare's sole cost and expense within a reasonable time, but not later than six months from the date hereof; and

(ii) Compliance with applicable “blue sky” laws, rules and regulations respecting the Dividend and the Distribution, by registration or exemption, in any state in which any stockholder of OCGT resided at the Record Date, as may be adjusted by any ex-dividend date set by the NASD, by PrimeCare, in accordance with all applicable federal and state securities laws, rules and regulations at PrimeCare's sole cost and expense within a reasonable time but not later than six months from the date hereof.

1.5 PrimeCare will timely file with the NASD advising it of the Distribution and Plan of Distribution including, as necessary, a description of this Agreement.

Section 2.   Closing. The closing of the Agreement (the “Closing”) will occur immediately on the closing of the Share Purchase. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

Section 3. Representations and Warranties of OCGT.

OCGT represents and warrants to, and covenants with, PrimeCare as follows:

3.1   OCGT is a corporation duly organized, validly existing and in good standing under the laws of the State ofDelaware and is licensed or qualified as a foreign corporation in all states or jurisdictions in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

3.2  The current pre-Dividend and pre-Distribution authorized capital stock of OCGT consists of 50,000,000 shares of common stock, $.01 par value per share (the “OCG Common Stock”), and 1,000,000 shares of preferred stock, par value of $.10 per share (“OCG Preferred Stock” and, together with OCG Common Stock, the “OCG Capital Stock”), of which OCG Preferred Stock, 200,000 shares have been designated as Series C Preferred Stock (the “Series C Stock”), 100,000 shares have been designated as Series E Preferred Stock (the “Series E Stock”) and 400,000 shares have been designated as Series F Preferred Stock (the “Series F Stock”).  As of the Record Date, OCG shall have issued and outstanding: 49,901,121 shares of OCG Common Stock; 200,000 shares of Series C Stock; and 33,000 shares of Series E Stock, all of which are fully paid and non-assessable and issued in accordance with applicable state corporate law and federal and state securities laws, rules and regulations.  No other shares of OCG Capital Stock shall be issued before or subsequent to the Record Date, unless pursuant to the Share Purchase Agreement and unless the issuance shall be conditioned upon waiver of the Dividend.

3.3  OCGT has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to PrimeCare or its representatives at the Closing a copy of resolutions of its Board of Directors authorizing execution of this Agreement by OCGT's officers and performance thereunder.

3.4  Execution of this Agreement and performance by OCGT hereunder have been duly authorized by all requisite corporate action on the part of OCGT, and this Agreement constitutes a valid and binding obligation of OCGT and performance hereunder will not violate any provision of the Articles of Incorporation, By-Laws, agreements, mortgages or other commitments of OCGT.

Section 4. Representations, Warranties and Covenants of PrimeCare.

PrimeCare represents and warrants to, and covenant with, OCGT as follows:

4.1  PrimeCare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states or jurisdictions in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

4.2  The current authorized capital stock of PrimeCare consists of 200,000,000 shares of $0.001 par value per share common stock, of which 69,901,121 shares, all owned by OCGT, are and will be issued and outstanding at the Closing and 10,000,000 shares of $0.10 par value per share preferred stock, none of which will be issued and outstanding.  There are no outstanding options or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or other securities of PrimeCare. However, there are 14,151,262 warrants outstanding to purchase common stock of PrimeCare at prices ranging between $0.02 and $0.07.

4.3  PrimeCare has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to OCGT or its representative at the Closing a copy of the resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

4.4  Execution of this Agreement and performance by PrimeCare hereunder have been duly authorized by all requisite corporate action on the part of PrimeCare, and this Agreement constitutes a valid and binding obligation of PrimeCare and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of PrimeCare.

Section 5. Conditions Precedent to Obligations of PrimeCare.

All obligations of PrimeCare under this Agreement are subject, at its option, to the fulfillment, before or at the Closing, of each of the following conditions:

5.1 The representations and warranties of OCGT contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

5.2 OCGT shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing and/or the Distribution.

5.3 All of the conditions respecting OCGT set forth herein shall have been satisfied by OCGT prior to the Closing and/or the Distribution.

5.4 The Share Purchase between OCGT and Vavithis shall have been completed and closed.

Section 6. Conditions Precedent to Obligations of OCGT.

All obligations of OCGT under this Agreement are subject, at OCGT's option, to the fulfillment, before or at the Closing, of each of the following conditions:

6.1 The representations and warranties of PrimeCare contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

6.2 PrimeCare shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing and/or the Distribution.

6.3 All of the conditions respecting PrimeCare that are set forth herein shall have been satisfied by PrimeCare prior to the Closing and/or the Distribution.

6.4 The Share Purchase between OCGT and Vavithis shall have been completed and closed.

Section 7. Termination. Prior to Closing, this Agreement may be terminated (1) by mutual consent in writing; (2) by the directors of either OCGT or PrimeCare, if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by the directors of either OCGT or PrimeCare if the Share Purchase shall not have timely taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in the Share Purchase.

Section 8 General Provisions.

8.1 Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expenses.

8.2 Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

8.4 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.5 Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to the conflict of law principles thereof.

8.6 Amendment. This Agreement may be amended only with the approval of all the parties hereto, but no amendment will be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Share Purchase effective the day and year first above written.

OCG Technology, Inc.

PrimeCare Systems, Inc.

By:

By:

Edward C. Levine,

Robert A. Shiver,

President

President